UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Specialty Underwriters’ Alliance, Inc.

(Name of Registrant as Specified In Its Charter)

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April 2, 2007

Dear Stockholders:

It is my pleasure to invite you to our 2007 annual stockholders meeting. The meeting will be held on May 1, 2007 at 9:00 a.m. CST at 222 South Riverside Plaza, 19th Floor, in the DuPage County Room, Chicago, IL 60606.

On the following pages you will find the formal notice of the annual meeting and proxy materials. Only stockholders of record of the Company’s common stock, $.01 par value per share (“Common Stock”), at the close of business on March 28, 2007 are entitled to notice of, and to vote at, the meeting and any adjournment thereof. Holders of the Company’s Class B common stock, $.01 par value (“Class B Common Stock”), are not entitled to vote on the matters to be presented at the meeting. The vote of each stockholder entitled to vote at the meeting is important. Please be sure to mark, sign and return the enclosed proxy card so that your shares will be represented. Even if you have executed a proxy, you may still attend the annual meeting and vote your shares in person. In addition to casting your ballot for the items to be voted upon, you will be afforded an opportunity to ask questions and express your views on Specialty Underwriters’ Alliance, Inc.’s operations.

I appreciate the continuing interest and support of our stockholders and look forward to seeing many of you at the annual meeting.

Sincerely,

/s/ Courtney C. Smith
Courtney C. Smith
Chairman of the Board and
Chief Executive Officer

SPECIALTY UNDERWRITERS’ ALLIANCE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 1, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Specialty Underwriters’ Alliance, Inc. (the “Company”) will be held on May 1, 2007 at 222 South Riverside Plaza, 19th Floor, in the DuPage County Room, Chicago, IL 60606 at 9:00 a.m. CST for the following purposes:

1. to elect seven directors for a term of one year (page 2);

2. to ratify the appointment of PricewaterhouseCoopers LLP as an independent registered public accounting firm of the Company for the fiscal year ending December 31, 2007 (page 4);

3. to approve the Company’s 2007 Stock Incentive Plan (page 5); and

4. to transact such other business as may properly come before the meeting, or any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record of the Company’s common stock, $.01 par value per share (“Common Stock”), at the close of business on March 28, 2007 are entitled to notice of, and to vote at, the meeting and any adjournment thereof. Holders of the Company’s Class B common stock, $.01 par value (“Class B Common Stock”), are not entitled to vote on the matters to be presented at the meeting.

By order of the Board of Directors

Courtney C. Smith
Chairman of the Board

Dated: April 2, 2007
Chicago, IL

IMPORTANT:

REGARDLESS OF HOW MANY SHARES OF COMMON STOCK YOU OWN AS OF THE RECORD DATE, PLEASE FILL IN, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.

SPECIALTY UNDERWRITERS’ ALLIANCE, INC.
222 South Riverside Plaza
Chicago, IL 60606

PROXY STATEMENT

The accompanying Proxy is solicited by the Board of Directors (“Board”) of Specialty Underwriters’ Alliance, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders (the “Meeting”) to be held on May 1, 2007, at 9:00 a.m. CST, or any adjournment thereof.

The Company has two classes of common stock, common stock, $.01 par value per share (“Common Stock”), and Class B common stock, $.01 par value per share (“Class B Common Stock”). Holders of Common Stock are entitled to one vote per share on all matters to be presented at the Meeting. Holders of Class B Common Stock are not entitled to vote on the matters to be presented at the Meeting. All references to “you,” “your,” “yours” or other words of similar import in this proxy statement refers to holders of Common Stock.

Only holders of record of shares of Common Stock at the close of business on March 28, 2007 (the “record date”) are entitled to notice of and to vote at the Meeting. On the record date, there were 14,682,355 shares of our Common Stock outstanding. To our knowledge, no person owned beneficially more than 5% of the outstanding common shares except as otherwise noted on page 32.

The cost of solicitation of proxies will be borne by the Company. The Company may use the services of its directors, officers, employees and others to solicit proxies, personally or by telephone; arrangements also may be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of stock held of record by such persons. The Company may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in soliciting, but no compensation will be paid for their services.

Each proxy executed and returned by a stockholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company) or, if a stockholder is present at the Meeting, he may elect to revoke his proxy and vote his shares personally. Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy.

There is being mailed herewith to each stockholder of record the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2006, which includes the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission (“SEC”). It is intended that this Proxy Statement and form of Proxy will first be sent or given to stockholders on or about April 2, 2007. Additionally, you can access a copy of the Annual Report on the Company’s website at www.suainsurance.com.

If you are the beneficial owner, but not the record holder, of shares of our Common Stock, your broker, bank or other nominee may only deliver one copy of this Proxy Statement and our 2006 Annual Report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and our 2006 Annual Report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the Proxy Statement and annual report, now or in the future, should submit this request by writing to American Stock Transfer & Trust Co., 59 Maiden Lane, New York, NY 10038. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Each holder of Common Stock is entitled to one vote for each share of stock held by such holder. The presence in person or by proxy of holders representing a majority of all the votes entitled to be cast at the meeting will constitute a quorum at the meeting. In accordance with Delaware law, abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Directors are elected by a plurality, and the seven nominees who receive the most votes will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election. On all other matters, the affirmative vote of the majority of the shares present in person or by proxy at the Meeting and entitled to vote on the matter is required to approve such matter. A list of our stockholders will be available for inspection for any purpose germane to the Meeting during normal business hours at our offices at least ten days prior to the Meeting.

Proposals of stockholders intended to be presented at the Company’s 2008 Annual Meeting of Stockholders must be received by the Company on or prior to December 1, 2007 to be eligible for inclusion in the Company’s Proxy Statement and form of Proxy to be used in connection with such meeting. Proposals should be sent to Scott Goodreau, General Counsel, Specialty Underwriters’ Alliance, Inc., 222 South Riverside Plaza, Suite 1600, Chicago, Illinois, 60606. Any notice of stockholder proposals received after that date is considered untimely.

It is expected that the following business will be considered at the meeting and action taken thereon:

PROPOSAL 1:

ELECTION OF DIRECTORS

Pursuant to the Company’s Certificate of Incorporation and Bylaws, as amended, the director nominees elected at this Meeting will be elected to serve one-year terms that expire upon the date of the next annual meeting or until their respective successors are duly elected and qualified. The authorized number of directors is presently seven. Each of the current directors has been nominated by the Nominating and Corporate Governance Committee and has decided to stand for re-election. It is intended that the accompanying form of Proxy will be voted for the nominees set forth below, each of whom is presently a director of the Company. If some unexpected occurrence should make necessary, in the Board’s judgment, the substitution of some other person or persons for these nominees, shares will be voted for such other persons as the Board may select. The Board is not aware that any nominee may be unable or unwilling to serve as a director.

The following table sets forth certain information with respect to the nominees:

NOMINEES FOR ELECTION

Name	Age	Served as a Director Since

Courtney C. Smith(1)	59	2003
Peter E. Jokiel(1)	59	2003
Robert E. Dean(2)(3)	55	2004
Raymond C. Groth(3)(4)	60	2004
Robert H. Whitehead(1)(2)	73	2004
Russell E. Zimmermann(2)(4)	66	2004
Paul A. Philp(3)(4)	58	2005

(1)	Member of the Executive Committee

(2)	Member of the Audit Committee

(3)	Member of the Compensation Committee

(4)	Member of the Nominating and Corporate Governance Committee

All directors hold office until the next annual meeting of stockholders or until their successors have been duly elected and qualified.

Courtney C. Smith has served as the Chairman of our Board since May 2004, and has served as our President and a director since April 2003 and as our Chief Executive Officer since December 2003. Mr. Smith has over 30 years of experience in the property and casualty insurance industry. From March 1999 to March 2002, Mr. Smith was Chief Executive Officer and President of TIG Specialty Insurance, or TIG, a leading specialty insurance underwriter. From January 1993 to March 1999, Mr. Smith was Chairman, Chief Executive Officer and President of Coregis Group, Inc., an insurer specializing in program business consolidated from the various Crum & Forster companies. Prior thereto, he served in various executive positions at Industrial Indemnity, American International Group, or AIG, and Hartford Insurance Group. Mr. Smith is a member of the Society of Chartered Property and Casualty Underwriters, served on the advisory board of Illinois State University’s Katie Insurance School, was a member of the Board of Directors of the Alliance of American Insurers and was a trustee of American Institute of CPCU/ Insurance Institute of America.

Peter E. Jokiel has served as our Chief Financial Officer, Treasurer and a director since December 2003 and has served as our Executive Vice President since June 2004. Mr. Jokiel has over 30 years experience in the insurance industry. From April 1997 to January 2001, Mr. Jokiel was President and Chief Executive Officer of CNA Financial Corporation’s life operations. From November 1990 to April 1997, he was Chief Financial Officer of CNA Financial Corporation, or CNA. Prior to that time, Mr. Jokiel served in various senior management positions at CNA and was an accountant at Touche Ross & Co. in Chicago. He is a certified public accountant and is a member of the American Institute of Certified Public Accountants and the Illinois Society of CPAs. Mr. Jokiel is a past member of the FASB Emerging Issues Task Force and the AICPA Insurance Companies Committee.

Robert E. Dean has served as a director of Specialty Underwriters’ Alliance, Inc. since May 2004. Mr. Dean is a private investor. From October 2000 to December 2003, Mr. Dean was a Managing Director of Ernst & Young Corporate Finance LLC, a wholly owned broker-dealer subsidiary of Ernst & Young LLP, serving as member of the Board of Managers from December 2001 to December 2003. From June 1976 to September 2000, Mr. Dean was employed by Gibson, Dunn & Crutcher LLP, where he practiced corporate and securities law and represented numerous public and private companies and investment banks. Mr. Dean was Partner-in-Charge of the Orange County, California, office from 1993 to 1996, was a member of the law firm’s Executive Committee from 1996 to 1999 and co-chaired its financial institutions practice related to banks, thrifts, mortgage and insurance companies. He currently serves as a director, chairman of the Compensation Committee and member of the Audit Committee of ResMAE Financial Corporation.

Raymond C. Groth has served as a director of Specialty Underwriters’ Alliance, Inc. since May 2004. Since March 2001, he has been an Adjunct Professor of Business Administration at The Fuqua School of Business, Duke University. From June 1994 to March 2001, Mr. Groth was Managing Director for First Union Securities, Inc., now called Wachovia Securities. Mr. Groth held several positions in The Investment Banking Department of The First Boston Corporation, now called Credit Suisse, from September 1979 to March 1992. From June 1972 to August 1979, Mr. Groth was an associate with Cravath, Swaine & Moore LLP. He currently serves as a director and is a member of the Audit Committee and Compensation Committee of CT Communications, Inc. and serves as a director of The Charlotte Symphony Orchestra.

Robert H. Whitehead has served as a director of Specialty Underwriters’ Alliance, Inc. since August 2004. Mr. Whitehead has over 40 years of experience in insurance business. From 1994 to 1997, he was a director of FHP Financial Corporation, a California HMO. From June 1993 to June 1995, Mr. Whitehead was Chief Executive Officer and President of the Hawaiian Insurance Guaranty Company, Ltd., where he successfully completed the rehabilitation and sale of that company on behalf of the state. From December 1963 to June 1993, Mr. Whitehead worked at Industrial Indemnity Company of San Francisco, California where he held a number of positions, including President and Chief Operating Officer. In addition, from 1955 to 1963 he held numerous insurance and reinsurance positions in London, New York, Montreal and Toronto. In the past he has been heavily involved in insurance hearings and other legislative activities at the state level in California. Mr. Whitehead has been an independent consultant since 1995.

Russell E. Zimmermann has served as a director of Specialty Underwriters’ Alliance, Inc. since May 2004. He is a retired partner of Deloitte & Touche LLP, or Deloitte. Mr. Zimmermann was employed by Deloitte from March 1965 to May 2000. Mr. Zimmermann has 35 years of experience serving public and privately held companies in the insurance, manufacturing, banking, mutual fund and retail industries, including nearly 28 years serving as lead client services partner. He is a past member of the American Institute of Certified Public Accountants and the Illinois Society of Certified Public Accountants. Mr. Zimmermann currently serves as a director and chairman of the Audit Committee of ShoreBank Corporation, ShoreBank Chicago, and ShoreBank Pacific.

Paul A. Philp has served as a director of Specialty Underwriters’ Alliance, Inc. since February 2005. He has over 30 years experience at the executive level in the insurance industry within multiple disciplines, including finance, operations, claims, technology and administration. Mr. Philp has served on the board of directors of various insurance related companies over the course of his career. Mr. Philp is currently a principal of Willowbrook Innovation Associates, an insurance consulting firm, and served as President, Chief Executive Officer and Chairman of the Board of Directors of AscendantOne, Inc. until 2003. In 1997, Mr. Philp founded Amherst Innovation Associates, an investment and technology consulting firm serving the insurance industry, and from 1992 until 1997 he served as President and Chief Financial Officer of AMS Services, an insurance technology vendor. From 1970 until 1992, Mr. Philp served as a Vice President of various subsidiaries of AIG.

Each of the nominees has served as a director during the fiscal year ended December 31, 2006. If voting by proxy with respect to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes for specific nominees.

In the judgment of the Board of Directors, each of the following directors of the Company meets the standards for independence required by NASDAQ: Robert E. Dean, Robert H. Whitehead, Russell E. Zimmermann, Raymond C. Groth and Paul A. Philp.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NAMED NOMINEE.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of the Company has selected PricewaterhouseCoopers LLP as independent registered public accounting firm (“independent auditor”) for the Company for the fiscal year ending December 31, 2007. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s and the stockholders’ best interests. A representative of PricewaterhouseCoopers LLP is expected to be present at the Meeting with the opportunity to make a statement if such representative so desires and to respond to appropriate questions.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s financial statements for the years ended December 31, 2006 and 2005 and fees billed for other services rendered by such firm during the periods:

	2006	2005
	Actual Fees	Actual Fees

Audit Fees	$1,484,460	$694,155
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees(1)	1,500	1,500

Total Fees	$1,485,960	$695,655

(1)	Represents fee paid to PricewaterhouseCoopers LLP for licensing of its software product.

Since becoming subject to the applicable independence rules, all audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by the Company’s auditors was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The policy of the Audit Committee provides for pre-approval of the yearly audits and quarterly reviews. As individual engagements arise, they are approved on a case-by-case basis. The Audit Committee may delegate to one or more of its members pre-approval authority with respect to permitted services.

Audit Committee Consideration of these Fees

The Company’s Audit Committee has considered whether the provisions of the services covered under the categories of “Audit Related Fees” and “All Other Fees” are compatible with maintaining the independence of PricewaterhouseCoopers LLP.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3:

APPROVAL OF THE 2007 STOCK INCENTIVE PLAN

Our Board believes that our future growth and success will depend, in large part, upon our ability to competitively attract, motivate and retain superior key employees and consultants and highly qualified directors. Our Board also believes that equity-based incentive grants have been, and will continue to be, an important element in achieving this goal by furthering an alignment of the participants’ interests with those of our stockholders, thereby promoting our long-term growth and profitability. Accordingly, our Board has unanimously adopted, subject to stockholder approval of this proposal, the 2007 Stock Incentive Plan of Specialty Underwriters’ Alliance, Inc., which we refer to as the 2007 Plan. In the event that the 2007 Plan is not approved by our stockholders, the 2007 Plan shall be void and of no force and effect.

The purpose of the 2007 Plan is to advance the interests of the Company by encouraging and enabling the acquisition of a larger proprietary interest by our employees, directors, consultants and independent contractors, and by providing these persons with incentives to put forth maximum efforts for the success of our business. The 2007 Plan, if approved by stockholders, will replace the 2004 Stock Option Plan of Specialty Underwriters’ Alliance, Inc., or 2004 Plan, as to future grants. We have not granted, and do not expect to grant, any additional options under the 2004 Plan between December 31, 2006 and the effective date of the 2007 Plan. Options previously granted under the 2004 Plan will continue for the life of such options.

The Board unanimously adopted the 2007 Plan, and has recommended its approval by our stockholders, so that the Company will continue to have available to it an equity-based compensation element in the Company’s overall compensation program. In connection with the Company’s initial public offering in 2004, the 2004 Plan, which covered 850,000 shares and represented approximately 5% of the Company’s outstanding shares of common stock, was established. At the time of our initial public offering and shortly thereafter, we issued options covering a large percentage of those 850,000 shares of Common Stock in order to attract senior officers and other personnel to the Company and, given the start-up nature of the Company at that time, to properly align their interests with our stockholders. By the end of 2006, only 105,867 shares of Common Stock remained available for future option grants under the 2004 Plan.

During 2006 and early 2007, our Compensation Committee, in conjunction with a consultant retained by that committee, Frederic W. Cook & Co., Inc., reviewed the adequacy of the 2004 Plan, both in terms of the number of remaining available shares and the overall features of that plan. Part of the review process involved reviewing the equity-incentive compensation programs of other insurance companies and other companies that are similar to the Company in size. At the end of the review process, the Compensation Committee recommended to the full Board that the Company should adopt a new stock incentive plan of 800,000 shares, which would increase the total equity percentage to approximately 10% of outstanding shares, including both prior stock option grants under the 2004 Plan and future grants under the 2007 Plan. In light of changes to the accounting rules for stock option grants and to permit more efficient use of the shares available for grant, the 2007 Plan is not limited to stock option grants and allows for granting of various award types of equity incentive compensation, including stock grants. The Compensation Committee believes that the 2007 Plan provides the flexibility needed to enable the Company to include a long-term stock incentive component in its executive compensation for the foreseeable future.

As of March 19, 2007, 105,867 shares of Common Stock remained available for future grants of options under the 2004 Plan. If the 2007 Plan is approved by stockholders, then those 105,867 shares will no longer be available for grants under the 2004 Plan but will instead be a portion of the 800,000 shares available for grants under the 2007 Plan. In addition, if the 2007 Plan is approved by stockholders and if any options previously granted under the 2004 Plan expire or are cancelled or terminated without being exercised in full, the unpurchased shares subject to such previously granted options will become additional shares available for stock option grants under the 2007 Plan.

The following summary of the 2007 Plan is qualified in its entirety by reference to the text of the 2007 Plan, a copy of which is attached as Appendix A to this proxy statement.

Administration

The 2007 Plan is administered by the Compensation Committee, comprised of three or more outside directors of the Company who are not also employees of the Company. The Compensation Committee has full authority to interpret the 2007 Plan and to establish rules for its administration.

Types of Incentive Awards

The Compensation Committee may grant awards under the 2007 Plan in the form of options, stock appreciation rights, restricted stock awards, and deferred stock awards (as well as dividend equivalents in connection with deferred stock awards). Options may be granted as non-qualified stock options or as options qualifying as incentive stock options under the Internal Revenue Code.

Limitations on Awards

The aggregate number of shares of common stock that may be issued pursuant to awards granted under the 2007 Plan may not exceed 800,000 shares (which number includes the 105,867 shares which would otherwise be available for future grants under the 2004 Plan). If any shares covered by an award under the 2007 Plan are forfeited or otherwise terminated without delivery of shares, subject to a few limited exceptions, then the shares covered by such an award shall be available for granting awards under the 2007 Plan. In addition, if any of the options previously granted under the 2004 Plan expire or are cancelled or terminated without being exercised in full, the unpurchased shares of common stock subject to such options will become available for stock option grants under the 2007 Plan, up to a total of 742,466 additional shares. A maximum of 500,000 shares may be the subject of options and stock appreciation rights granted to any individual during any calendar year. Each award may also be subject to provisions to assure that any exercise or disposition of shares of common stock will not violate securities laws.

Who May Participate in the Plan

Persons who may receive incentive awards under 2007 Plan are selected by the Compensation Committee, in its discretion, from among the employees (including officers who are also directors) of, and consultants and independent contractors used by, the Company and its subsidiaries, subject to the terms and conditions of the 2007 Plan. Non-employee directors are eligible for certain automatic grants under the 2007 Plan. The current eligible group consists of approximately ninety employees, five non-employee directors and zero consultants and independent contractors.

In determining the amount and form of an award, consideration is given to the functions and responsibilities of the employee or other service provider, his or her potential contributions to the success of the Company, and other factors deemed relevant by the Compensation Committee.

Grant of Options

The Compensation Committee has the sole discretion to determine (i) the number of options granted to any eligible person under the 2007 Plan, (ii) the number of shares of common stock subject to the options, except as limited by the terms of the 2007 Plan, (iii) whether to grant related rights, and (iv) whether to grant the options as incentive stock options or non-qualified stock options. The aggregate fair market value of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under all stock plans of the Company and its subsidiaries) cannot exceed $100,000; to the extent this limit is exceeded, the options shall be treated as non-qualified stock options.

Option Exercise Price

The purchase price of shares of common stock issuable upon the exercise of incentive stock options or non-qualified stock options will be determined by the Compensation Committee at the time of grant; however, the purchase price may not be less than 100% of the fair market value of the shares on the date of grant. Under the 2007 Plan, fair market value generally is determined by using the closing price of the common stock on the date of grant.

Exercisability of Options

Except as otherwise provided in the holder’s employment agreement, if any, with the Company or a subsidiary, options become vested and exercisable as determined by the Compensation Committee in its sole discretion at the time of grant (provided the holder is still an employee, director, consultant or independent contractor), but in no event after ten years from the date of grant. The Compensation Committee has discretion to accelerate the vesting of one or more options. In addition, vesting is automatically accelerated in the event of the holder’s disability or death, or in the event of a termination of the holder’s employment or service other than due to cause within six months after a change in control of the Company.

Payment of Option Exercise Price and Issuance of Shares of Common Stock

The option’s exercise price will be payable by any one or more of the following methods: in cash; by check; by delivery to the Company of shares already owned by the option holder for at least six months, or shares which would otherwise be issuable in connection with such exercise; by a cashless exercise method through a registered broker-dealer; or by such other methods as the Compensation Committee may permit from time to time.

Terms and Conditions of Stock Appreciation Rights

Stock appreciation rights (or “rights”) may be granted either independently of or in connection with options. Rights granted in connection with options (which are also referred to as “alternative rights”) shall be exercisable or transferable (a) only to the extent that the related option is exercisable or transferable and (b) as an alternative to the exercise of the related option. A “right” (including an alternative right) is the right to receive an amount equal to the excess of the fair market value of a share of common stock on the date of exercise over (i) the fair market value of a share on the date of grant, in the case of rights granted independently of any option, or (ii) the exercise price of the related option, in the case of alternative rights granted in connection with an option.

The holder of alternative rights granted in connection with options will be entitled to exercise the rights by surrendering the related options, or any portion thereof to the extent not previously exercised, with respect to the number of shares as to which the rights are exercised, and to receive payment therefore. The number of shares with respect to which options are so surrendered shall not be available for future grants of incentive awards. Rights granted independently of any options shall become vested and exercisable as determined by the

Compensation Committee, but in no event after ten years from the date of grant. The Compensation Committee, at the time of grant, may limit the amount payable upon the exercise of any rights. The Compensation Committee has discretion to accelerate the vesting of rights. In addition, vesting is automatically accelerated in the event of the holder’s disability or death, or in the event of a termination of the holder’s employment or service other than due to cause within six months after a change in control of the Company.

Distribution of the amount payable upon the exercise of rights may be made in shares of common stock valued at their fair market value on the date of exercise of the rights (rounded down to the next whole number of shares), or in cash, as determined by the Compensation Committee.

Terms and Conditions of Restricted Stock Awards

A “restricted stock award” is a grant by the Compensation Committee of shares of common stock, or the grant of the right to purchase shares of common stock at a price determined by the Compensation Committee at the time of grant. Such shares, when and if issued, shall be subject to transfer restrictions determined by the Compensation Committee at the time of grant in its sole discretion, and shall be subject to substantial risk of forfeiture unless and until specific conditions established by the Compensation Committee at the time of grant are met. The conditions may be based on continuing employment or achieving pre-established performance objectives, or both. The shares may not be sold, transferred or otherwise alienated or hypothecated until the restrictions on transfer thereof expire or are removed, and each certificate evidencing a restricted stock award shall bear a legend making appropriate reference to the restrictions imposed. The Compensation Committee may impose such other conditions on the restricted shares as it may deem advisable. Unless the holder of a restricted stock award ceases to be an employee, director, consultant or independent contractor, the transfer restrictions imposed on restricted stock awards will lapse and the shares will become vested in accordance with a schedule or such other conditions as shall be determined by the Compensation Committee at the time of grant. The Compensation Committee has discretion to accelerate the date on which the vesting conditions lapse. In addition, vesting is automatically accelerated in the event of the holder’s death or disability, or in the event of a termination of the holder’s employment or service other than due to cause within six months after a change in control of the Company.

Certificates for the shares granted or purchased pursuant to restricted stock awards will be issued in the names of the holders thereof, but the certificates will be retained by the Company for the holders’ accounts and will not be delivered to the holders until the restrictions imposed on the transfer of the shares have lapsed. The holder of a restricted stock award will have the right to vote the shares registered in his or her name. Dividends and distributions (including stock dividends and distributions in the event of a split-up, conversion, exchange, reclassification or substitution) with respect to the shares shall be retained by the Company for the holder’s account, to be distributed to the holder at the time, and to the extent that, the restrictions imposed on the transfer of the shares shall have lapsed.

Terms and Conditions of Deferred Stock Awards

A “deferred stock award” is the grant by the Compensation Committee of a right to receive shares of common stock upon vesting, or at the expiration of a deferral period specified by the Compensation Committee. Deferred stock awards shall be subject to restrictions imposed by the Compensation Committee, which may lapse based on vesting conditions, or at the expiration of a specified deferral period or at earlier specified times, separately or in combination, in installments or otherwise, as determined by the Compensation Committee. Unless the holder of a deferred stock award ceases to be an employee, director, consultant or independent contractor, the vesting conditions generally expire as determined by the Compensation Committee at the time of grant. The Compensation Committee has discretion to accelerate the date of expiration of the vesting conditions. In addition, vesting is automatically accelerated in the event of the holder’s death or disability, or in the event of a termination of the holder’s employment or service other than due to cause within six months after a change in control of the Company. A deferred stock award may, in the discretion of the Compensation Committee, include dividend equivalents. Dividend equivalents shall be based on the cash dividends declared on the same number of shares subject to the deferred stock award, and shall represent the right to receive payment equal to all or a portion of such amount, either on a current basis, at the time of vesting, or at the expiration of the deferral period under the deferred stock award, as determined by the Compensation Committee.

Grants to Non-Employee Directors

The 2007 Plan provides for the automatic grant of restricted stock awards to non-employee directors. Under the 2007 Plan, each director who is not an employee and will serve as a member of our Board following the 2007 annual meeting will be granted a restricted stock award for 3,000 shares of common stock on the business day following the 2007 annual meeting. In addition, each person who becomes a non-employee director following the 2007 annual meeting will automatically be granted a restricted stock award for 3,000 shares on the first business day following the earliest annual meeting which is at least six months after becoming a director. The 2007 Plan also provides for additional automatic grants of restricted stock awards for 3,000 shares on an annual basis to each continuing non-employee director, on the first business day following each future annual meeting. The shares subject to these restricted stock awards will be fully vested as of the date of grant. With respect to grants to be made after 2007, each non-employee director who would otherwise receive a restricted stock award may elect, before the end of the year preceding the year of such award, to instead receive a deferred stock award with respect to 3,000 shares, which will be fully vested and have a deferral period expiring on the earlier of the director’s separation from service or a change in control event while serving as a director. Any such deferred stock award will include dividend equivalents payable at the expiration of the deferral period.

Each independent director who joined the Board prior to the 2005 Annual Meeting of the Stockholders received a grant of an option to purchase 10,000 shares of Common Stock at an exercise price equal to the then-current fair market value upon becoming a member of the Board. Each independent director also received an annual grant of an option to purchase 10,000 shares of Common Stock of the Company at an exercise price equal to the then-current fair market value on the first business day following each annual meeting of the stockholders of the Company under the 2004 Stock Option Plan. Each option vests cumulatively at a rate of 33.33% on each of the first three anniversaries of the date of the grant. Upon re-election to the Board in 2006, all independent directors waived their annual grant of an option following the 2006 annual meeting. If the 2007 Stock Incentive Plan is approved by stockholders, the automatic annual grant of an option to purchase 10,000 shares of Common Stock to the independent directors will be replaced by an automatic grant of 3,000 shares of Common Stock.

Adjustment

If there shall be declared and paid a stock dividend, or if the shares shall be split up, converted, exchanged, reclassified or in any way substituted for, an appropriate and proportionate adjustment will be made in the price, number and/or kind of security that is the subject of an outstanding incentive award, without changing the aggregate purchase price or value of the outstanding incentive awards. In the event of a recapitalization, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other events involving a change in the Company’s corporate structure, the Compensation Committee may make such equitable adjustments to incentive awards as may be necessary to prevent dilution or enlargement of the rights of the holders thereof, and/or make provision for the payment of cash or other property in cancellation of outstanding incentive awards.

Assignability

Incentive awards and all rights thereunder are non-assignable and non-transferable except to the extent that the estate of a deceased holder is entitled thereto. The Compensation Committee may, in its discretion, authorize a transfer of a non-qualified stock option to family members or other persons or entities pursuant to such terms as the Compensation Committee may approve.

Termination of Employment or Service

Except as otherwise provided in the holder’s employment agreement, if any, with the Company or a subsidiary, options and rights terminate following the holder’s termination of employment or service, except that the holder shall have until the expiration of three months from the cessation of the holder’s employment or service with the Company and its subsidiaries to exercise any unexercised option and/or rights the holder could have exercised on the day on which he or she left the employ or service of the Company and its subsidiaries. The exercise period is extended to six months in the case of the disability of the holder, or in the case of the death of the holder, in which case the option and/or rights would be exercisable by the holder’s estate. The Compensation Committee may, in its sole discretion, at the time of grant of an option and/or rights, specify a longer post-termination exercise period, but in no event beyond the expiration of the stated term of the option and/or rights. Except as otherwise provided in the holder’s employment agreement, if any, with the Company or a subsidiary, options and rights terminate immediately upon any termination of employment or service due to cause.

Except to the extent, if any, to which the vesting of a restricted stock award or deferred stock award is accelerated, or as otherwise provided in the holder’s employment agreement, if any, with the Company or a subsidiary, all shares of common stock subject to a restricted stock award or deferred stock award which are not vested at the time the holder thereof terminates his or her employment or service with the Company and its subsidiaries will be forfeited and any amount paid by the holder shall be returned to the holder.

Compliance with Securities Laws

Before issuing and delivering any shares to the holder of an incentive award, the Company may, to the extent required to assure compliance with applicable securities laws: (i) require the holder to give satisfactory assurances that the shares are being purchased for investment and not with a view to resale or distribution, and will not be transferred in violation of applicable securities laws; (ii) restrict the transferability of the shares and require a legend to be placed on all certificates representing the shares; and (iii) condition the exercise of an incentive award or the issuance and delivery of shares pursuant thereto upon the listing, registration or qualification of the shares covered by the incentive award on a securities exchange or under applicable securities laws.

Amendment and Termination of the 2007 Plan

The Board or the Compensation Committee at any time may withdraw or amend the 2007 Plan as it relates to terms and conditions of incentive awards not yet granted and, with the consent of the affected holder or holders of any outstanding incentive awards at any time may withdraw or amend the 2007 Plan as it relates to the terms and conditions of such outstanding incentive awards (except that no holder’s consent is necessary for amendments in connection with requirements of tax laws, including Section 409A of the Internal Revenue Code). Any amendment which would increase the number of shares issuable or incentive awards granted to any individuals, or change the class of persons to whom incentive awards may be granted, shall be subject to the approval of the stockholders of the Company within one year of the amendment.

No incentive awards may be granted under the 2007 Plan after March 31, 2017.

Market Value of Shares

On March 19, 2007, the closing price of a share of common stock of the Company was $7.85.

Federal Tax Consequences

Incentive Stock Options

The Federal income tax consequences to an employee who receives incentive stock options, under current law, generally will be as follows:

An employee will not realize any income upon the grant or exercise of an incentive stock option. If the employee disposes of the shares acquired upon the exercise of an incentive stock option more than two years after the date the option is granted and more than one year after the shares are transferred to him or her, the employee will realize long-term capital gain in an amount equal to the excess, if any, of his or her selling price for the shares over the option exercise price. In such case, the Company will not be entitled to any tax deductions resulting from the issuance or sale of the shares. If the employee disposes of the shares acquired upon the exercise of an incentive stock option prior to the expiration of two years from the date the option is granted, or one year from the date the shares are transferred to him or her, any gain realized will be taxable at that time as follows: (a) as ordinary income to the extent of the difference between the option exercise price and the lesser of the fair market value of the shares on the date the option was exercised or the amount realized from the disposition, and (b) as capital gain to the extent of any excess, which gain shall be treated as short-term or long-term capital gain depending upon the holding period of the shares. In such case, the Company may claim an income tax deduction (as compensation expense) for the amount taxable to the employee as ordinary income.

In general, the difference between the fair market value of the shares at the time the incentive stock option is exercised and the option exercise price will constitute an item of adjustment for purposes of determining alternative minimum taxable income and, under certain circumstances, may be subject, in the year in which the option is exercised, to the alternative minimum tax.

If an employee uses shares which he or she already owns to pay, in whole or in part, the exercise price for shares acquired pursuant to an incentive stock option, (a) the holding period for the newly issued shares equal in value to the old shares which were surrendered upon the exercise shall include the period during which the old shares were held, (b) the employee’s basis in the newly issued shares will be the same as his or her basis in the old shares surrendered and (c) no gain or loss will be recognized by the employee on the old shares surrendered. However, if an employee uses shares previously acquired pursuant to the exercise of an incentive stock option to pay all or part of the exercise price under an incentive stock option, the tender will constitute a disposition of the previously acquired shares for purposes of the one-year (or two-year) holding period requirement applicable to the incentive stock option and the tender may be treated as a taxable exchange.

Non-Qualified Stock Options

The Federal income tax consequences to an individual who receives non-qualified stock options, under current law, generally will be as follows:

An individual will not realize any income at the time the option is granted. The individual, if he or she is not a director, officer or beneficial owner of more than 10% of the outstanding shares of the Company (hereinafter, a “director, officer or principal stockholder”), will realize income, at the time he or she exercises the option, in an amount equal to the amount by which the then fair market value of the shares acquired pursuant to the exercise of the option exceeds the price paid for the shares. If a director, officer or principal stockholder receives shares pursuant to the exercise of such an option, he or she will realize ordinary income only on the earlier of (i) six months after the date of exercise, or (ii) the date on which he or she can sell the shares at a profit without being subject to liability under Section 16(b) of the Securities Exchange Act of 1934, at which time he or she will be subject to tax on the difference between the then fair market value of the shares and the price paid for them. Alternatively, a director, officer or principal stockholder who would not otherwise be subject to tax on the value of his or her shares as of the date they were acquired can file a written election with the Internal Revenue Service, no more than 30 days after the shares are transferred to him or her, to be taxed as of the date of transfer. The employee then will realize income in a total amount equal to the amount by which the fair market value of the shares, as of the date he or she acquired them, exceeds the price paid for the shares.

All income realized upon the exercise of a non-qualified stock option will be taxed at ordinary income rates. The Company will be entitled to a tax deduction (as compensation) for the amount taxable to an individual (including a director, officer and principal stockholder) upon the exercise of a non-qualified stock option, as described above, in the same year as those amounts are taxable to the individual.

Shares issued pursuant to the exercise of a non-qualified stock option generally will constitute a capital asset in the hands of an individual (including a director, officer or principal stockholder) and will be eligible for capital gain or loss treatment upon any subsequent disposition. The holding period of an individual (including a director, officer or principal stockholder) will commence upon the date he or she recognizes income with respect to the issuance of the shares, as described above. The individual’s basis in the shares will be equal to the greater of their fair market value as of that date or the amount paid for the shares. If, however, an individual uses shares which he or she already owns to pay, in whole or in part, the exercise price for shares acquired pursuant to the exercise of a non-qualified stock option, (a) the holding period for the newly issued shares equal in value to the old shares which were surrendered upon the exercise shall include the period during which the old shares were held, (b) the individual’s basis in the newly issued shares will be the same as his or her basis in the surrendered shares, (c) no gain or loss will be realized by the individual on the old shares surrendered, and (d) the individual will realize ordinary income in an amount equal to the fair market value of the additional shares received over and above the fair market value of the old shares surrendered.

Restricted Stock

The Federal income tax consequences to an individual who receives restricted stock awards, under current law, generally will be as follows:

An individual will not realize any income when the right to acquire shares subject to restricted stock awards (or “restricted shares”) is granted to him or her, or when the certificates for the restricted shares themselves are registered in his or her name. The individual will realize ordinary income as and when the restricted shares are no longer subject to a substantial risk of forfeiture (which risk of forfeiture includes the restrictions imposed by Section 16(b) of the Securities Exchange Act of 1934), in an amount equal to the difference between the fair market value of the restricted shares as of such date and the price, if any, he or she paid for the shares. Alternatively, the individual can file a written election with the Internal Revenue Service, no more than 30 days after the certificates for the restricted shares are issued, to be taxed as of the date of issuance on the difference between the then fair market value of the restricted shares and the price, if any, he or she paid for the shares. Once the individual has realized ordinary income with respect to the restricted shares, any subsequent increase in the value of the restricted shares generally will be taxed when the shares are sold as long-term or short-term capital gain, depending on how long the restricted shares are held. The individual’s holding period with respect to the restricted shares will begin on the date he or she realizes ordinary income with respect to the restricted shares and the basis in the shares will be equal to their then fair market value. The Company will be entitled to a tax deduction when, and to the extent, ordinary income is realized by the individual with respect to the shares. Any dividends or other distributions paid on the restricted shares generally will be taxable when distributed to the individual.

Rights, Deferred Stock Awards and Dividend Equivalents

The Federal income tax consequences to an individual who receives rights, deferred stock awards or dividend equivalents, under current law, generally will be as follows:

In general, an individual will be subject to tax, at ordinary income rates, on the amount of cash and the fair market value of any property received by him or her, at the time of receipt, pursuant to any rights, deferred stock awards, or dividend equivalents. The Company is entitled to a deduction for the amount includible in the individual’s income.

Section 280G

In addition to the Federal income tax consequences discussed above, Section 280G of the Internal Revenue Code provides that if an officer, stockholder or highly compensated individual receives a payment which is in the nature of compensation and which is contingent upon a change in control of the employer, and such payment equals or exceeds three times his or her “base amount” (as defined in Section 280G), then any amount received in excess of the base amount shall be considered an “excess parachute payment.” Under certain circumstances, incentive awards may give rise to excess parachute payments. If so, then in addition to any income tax which would otherwise be owed in connection with such payment, the individual will be subject to an excise tax equal to 20% of such excess payment, and the Company will not be entitled to any tax deduction to which it would have been entitled with respect to such excess parachute payment.

Section 162(m)

Under Section 162(m) of the Internal Revenue Code, a publicly-held corporation may not deduct more than $1 million per officer in a taxable year for certain forms of compensation paid to the Chief Executive Officer or any other executive officer whose compensation is required to be reported in the Summary Compensation Table. Compensation which is performance-based is not counted as subject to the deductibility limitations. Stock options and rights granted under the 2007 Plan are intended to permit the full deduction by the Company, by qualifying income pursuant to such stock options and rights as performance-based compensation and, therefore, exempt from the limitations of Section 162(m). Income pursuant to other incentive awards may be subject to the deductibility limitations of Section 162(m).

Section 409A

Section 409A of the Code (which generally became effective as of January 1, 2005) creates great uncertainty with regard to the tax treatment of deferred stock awards. As a result, it is the Company’s current intention that deferred stock awards will not be granted under the 2007 Plan prior to January 1, 2008, after final guidance and clarification is expected to be issued by the Internal Revenue Service.

The foregoing summary with respect to Federal income taxation is not intended to be complete and does not take into account state tax implications. Reference is made to the applicable provisions of the Internal Revenue Code.

New Plan Benefits

The following table sets forth certain information regarding restricted stock awards which will automatically be granted under the 2007 Plan (subject to stockholder approval of the 2007 Plan) to our named executive officers, our executive officers as a group, our non-executive officer employees as a group and our current directors (who are not executive officers) as a group:

Number of Securities
Name and Position	Dollar Value(1)	Underlying Award(2)

Courtney C. Smith,	N/A	N/A
President and Chief Executive Officer
Peter E. Jokiel,	N/A	N/A
Executive Vice President and Chief Financial Officer
Gary J. Ferguson,	N/A	N/A
Senior Vice President and Chief Claims Officer
William S. Loder,	N/A	N/A
Senior Vice President and Chief Underwriting Officer
Scott W. Goodreau	N/A	N/A
Senior Vice President, General Counsel, Administration & Corporate Relations
All executive officers as a group	N/A	N/A
All non-executive officer employees as a group	N/A	N/A
All directors (who are not executive officers) as a group	$117,750	15,000

(1)	Dollar value is based on the market value per share of our common stock which was $7.85 on the close of business on March 19, 2007. The actual market value per share with respect to the automatic grants will be determined as of the actual date of such grants.

(2)	Pursuant to the 2007 Plan, the automatic grants to directors will occur annually. For purposes of this table, the number of securities underlying the awards reflects only the 2007 annual grants and assumes that there will be seven directors, of which five are not executive officers.

Except as described in the table above, the benefits or amounts that will be received by, or allocated to, participants under the 2007 Plan cannot be determined, as any future grants are subject to the discretion of the Compensation Committee.

Benefits or amounts that may be received by our Chief Executive Officer, our other named executive officers and non-named executive officers under the 2007 Plan are not determinable. No such persons received equity based compensation awards in 2006.

THE BOARD OF DIRECTORS BELIEVES THE ADOPTION OF THIS PROPOSAL IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL TO APPROVE THE 2007 STOCK INCENTIVE PLAN OF SPECIALTY UNDERWRITERS’ ALLIANCE, INC.

Corporate Governance Principles and Related Matters

Our Board has adopted a comprehensive set of corporate governance principles to reflect its commitment to corporate governance and the role of such principles in building and sustaining stockholder value. These principles are discussed more fully below and are set forth in our Corporate Governance Guidelines and Principles, our Code of Business Conduct and Ethics and the committee charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of these documents, including each of the committee charters, is available on our website under “Investor Relations/Corporate Governance” at www.suainsurance.com or by written request to Specialty Underwriters’ Alliance, Inc., Investor Relations, 222 South Riverside Plaza, Suite 1600, Chicago, IL 60606. Our Board regularly reviews corporate governance developments and modifies our Corporate Governance Guidelines and Principles, our Code of Business Conduct and Ethics and committee charters as warranted.

The Board has determined that each of its directors other than Messrs. Smith and Jokiel, including all those serving on each of the above referenced committees, meets the standards for independence as defined in Item 407 of Regulation S-K and Rule 4200(a)(15) of the listing standards of NASDAQ. The members of the Audit Committee also meet the independence standards of Section 10A(m)(3) of the Securities Exchange Act of 1934.

Corporate Governance Guidelines and Principles

Our Corporate Governance Guidelines and Principles sets forth overall standards and policies for the responsibilities and practices of our Board and Board committees, including reviewing, approving and monitoring fundamental financial and business strategies and major corporate actions; ensuring processes are in place for maintaining our Company’s integrity; assessing our major risks and reviewing options for their mitigation; selecting, monitoring and evaluating the performance of our Board members and committees; selecting, evaluating and compensating our Chief Executive Officer and overseeing succession planning; and providing counsel and oversight on the selection, evaluation, development and compensation of senior management.

Code of Business Conduct and Ethics

All of our employees, including our Chief Executive Officer, Chief Financial Officer and principal accounting officer, and our directors are required to comply with our Code of Business Conduct and Ethics. It is our intention to disclose any amendments to, or waivers from, any provisions of this code as it applies to our Chief Executive Officer, Chief Financial Officer and principal accounting officer on our website within four business days of such amendment or waiver.

Board Committees

The Board has established an Audit Committee, a Compensation Committee, an Executive Committee and a Nominating and Corporate Governance Committee.

Audit Committee

Our current Audit Committee consists of Messrs. Zimmermann, Whitehead and Dean. The Board has determined that Mr. Zimmermann is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. The Board has determined that all members of the Audit Committee are independent and satisfy the relevant SEC and NASDAQ independence requirements for members of the committee. We monitor the independence of members of the Audit Committee through the use of annual questionnaires and a requirement for committee members to inform the Company of any changes or developments during the year that may have a bearing on their independence. The principal responsibilities of the Audit Committee are:

•	to assist the Board in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information the Company provides to any governmental body or the public; the Company’s systems of internal controls, established by management and the Board, regarding finance, accounting, legal compliance and ethics; and the Company’s auditing, accounting and financial reporting processes generally;

•	to serve as an independent and objective body to monitor the Company’s financial reporting process and internal control system;

•	to select, evaluate and, when appropriate, replace the Company’s independent auditors; and

•	to review and appraise the audit efforts of the Company’s independent auditors and internal auditing activities; and to provide an open avenue of communication among the independent auditors, financial and senior management, the internal auditing activities, and the Board.

The Board adopted a charter for the Audit Committee in 2004. At least annually, the Audit Committee reviews the Audit Committee Charter. The Audit Committee appoints the Company’s independent auditors.

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management is responsible for the Company’s internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that its consolidated financial statements were prepared in accordance with generally accepted accounting principles. Additionally, the Audit Committee has reviewed and discussed the audited consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal controls over financial reporting and the independent auditor’s evaluation of the Company’s internal controls over financial reporting with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU § 380).

The Company’s independent auditors also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors their independence.

Based upon the Audit Committee’s discussion with management and the independent auditors, the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

The Audit Committee

Russell E. Zimmermann (Chair)
Robert H. Whitehead
Robert E. Dean

Compensation Committee

Our current Compensation Committee consists of Messrs. Dean, Groth and Philp. Each member of the Compensation Committee is an independent director under applicable NASDAQ listing standards, an “outside director” as defined in Section 162(m) of the Internal Revenue Code and a “non-employee” director as defined in Rule 16b-3 under the Securities Exchange Act of 1934. We monitor the independence of members of the Compensation Committee through the use of annual questionnaires and a requirement for committee members to inform the Company of any changes or developments during the year that may have a bearing on their independence. The Board adopted a charter for the Compensation Committee in 2004. At least annually, the Compensation Committee reviews the Compensation Committee Charter. The charter was last revised in early 2007.

Our Compensation Committee is responsible for determining the level of compensation paid to our Chief Executive Officer, approving the level of compensation paid to the Company’s other executive officers, determining awards under, and administering, our equity incentive plans and reviewing and establishing any and all other executive compensation plans adopted from time to time by the Company. The Committee is responsible for ensuring the Company’s executive officers are compensated effectively in a manner consistent with the Company’s stated compensation strategy, internal equity considerations, competitive practice and the requirements of the appropriate regulatory bodies. The Committee communicates to stockholders the Company’s compensation policies and the reasoning behind such policies, as required by the Securities and Exchange Commission.

Robert Dean, as Chairman of the Compensation Committee, schedules the meetings of the committee and sets the agenda for each meeting. The Compensation Committee often invites members of management to attend part of its meetings to provide information and feedback concerning compensation issues. However, at each of the six meetings of the Compensation Committee in 2006, the committee met in executive session, at which no members of management were present, for at least part of the meeting. Although the Compensation Committee Charter allows the committee to delegate some or all of its duties to sub-committees comprised of one or more of its members, the Compensation Committee has never exercised this power. All actions of the committee have been taken by the full Compensation Committee.

Role of Executives in Establishing Compensation

Members of management are regularly invited to attend meetings of the Compensation Committee; however, members of management do not attend executive sessions of the committee. Courtney Smith, our Chief Executive Officer, provides recommendations directly to the Compensation Committee regarding the compensation to be paid to other officers, including all the other executive officers of the Company. In addition, the Company’s General Counsel assists the committee in setting agendas, gathering information and materials and drafting proposals, plans and memoranda.

Compensation Consultant

Pursuant to its charter, the Compensation Committee is vested with the authority to retain advisors and approve such person’s fees and terms. During 2006, the Compensation Committee retained Frederic W. Cook & Co., Inc. to provide advice to the committee. Frederic W. Cook consults directly with, and reports directly to, the Compensation Committee and provides no other services to the Company. No other compensation consultants were retained by the Compensation Committee, the Board or management during 2006.

Frederic W. Cook was retained principally to evaluate the Company’s current compensation programs and to make recommendations regarding potential changes to be implemented in 2007 and later years. It provides the Compensation Committee with competitive data and business and technical considerations, but it does not recommend particular pay levels for particular executives. Frederic W. Cook did not provide advice with respect to the compensation to be paid to our named executive officers for 2006.

Compensation Committee Interlocks and Insider Participation

Robert E. Dean, Raymond C. Groth and Paul A. Philp are members of the Compensation Committee. None of the executive officers of the Company has served on the Board or Compensation Committee of any other entity that has had any of such entity’s officers serve either on the Company’s Board or Compensation Committee.

Compensation Committee Report

The Compensation Committee oversees the Company’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and the Company’s Proxy Statement to be filed in connection with the Company’s 2007 Annual Meeting of Stockholders, each of which will be filed with the Securities and Exchange Commission.

The Compensation Committee

Robert E. Dean (Chair)
Raymond C. Groth
Paul A. Philp

Executive Committee

Our Executive Committee consists of Messrs. Whitehead, Jokiel and Smith. The principal duties of the Executive Committee are:

•	to exercise certain authority of the Board with respect to matters requiring action between meetings of the Board; and

•	to decide issues from time to time delegated by the Board.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Messrs. Groth, Zimmermann and Philp. Each member of this committee is an independent director under applicable SEC and NASDAQ requirements. We monitor the independence of members of the Nominating and Corporate Governance Committee through the use of annual questionnaires and a requirement for committee members to inform the Company of any changes or developments during the year that may have a bearing on their independence. The Board adopted a charter for the Nominating and Corporate Governance Committee in 2004. At least annually, the committee reviews is charter. The charter was last revised in early 2007. The principal duties of the Nominating and Corporate Governance Committee are:

•	to recommend to the Board proposed nominees for election to the Board by the stockholders at annual meetings, including an annual review as to the renominations of incumbents and proposed nominees for election by the Board to fill vacancies which occur between stockholder meetings;

•	to develop and recommend to the Board a Code of Business Conduct and Ethics and to review the code at least annually;

•	to make recommendations to the Board regarding corporate governance matters and practices and to oversee an annual evaluation of the performance of the Board and management;

•	to annually evaluate this committee’s performance and charter; and

•	to approve certain related person transactions.

Nomination of Directors

The Board as a whole is responsible for nominating individuals for election to the Board by the stockholders and for filling vacancies on the Board that may occur between annual meetings of the stockholders. The Nominating and Corporate Governance Committee is responsible for identifying, screening and recommending candidates to the entire Board based upon the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board and will consider suggestions for potential directors from other directors or stockholders.

Stockholders who wish to recommend a nominee should send nominations directly to the Secretary of the Company that include all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, including the nominee’s name and business experience. The recommendation must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the stockholders. The recommendation must be received by the Secretary of the Company not later than the 120th calendar day before the date of the Company’s proxy statement released to stockholders in connection with the Company’s previous year’s annual meeting, or such other date as specified under the Securities Exchange Act of 1934.

We did not receive for this Meeting any recommended nominees for director from any of our stockholders, non-management directors, chief executive officer, other executive officer or third-party search firms. We do not currently pay any fees to third parties to identify or evaluate or assist in identifying or evaluating potential nominees for director.

In evaluating a person as a potential nominee to serve as a director of the Company, the Nominating and Corporate Governance Committee considers, among other factors, the following:

•	whether or not the person has any relationships that might impair his or her independence, such as any business, financial or family relationships with the Company, its management or their affiliates;

•	whether or not the person serves on boards of, or is otherwise affiliated with, competing companies;

•	whether or not the person is willing to serve as, and willing and able to commit the time necessary for the performance of the duties of, a director of the Company;

•	the contribution which the person can make to the Board and the Company, with consideration being given to the person’s business and professional experience, education and such other factors as the Nominating and Corporate Governance Committee may consider relevant; and

•	the character and integrity of the person.

The Nominating and Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Nominating and Corporate Governance Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Nominating and Corporate Governance Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee.

There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder.

Board and Committee Meetings

In the fiscal year ended December 31, 2006, there were five meetings of the Board, four meetings of the Audit Committee, six meetings of the Compensation Committee, and two meetings of the Nominating and Corporate Governance Committee. All of our directors attended 100% of the meetings of the Board and the committees on which they served in fiscal year 2006. The Board encourages interaction with Company stockholders, and recognizes that annual stockholder meetings of the Company provide a venue whereby stockholders can access and interact with members of the Board. Accordingly, all members of the Board are encouraged to attend annual stockholder meetings of the Company. All Board members attended the 2006 annual meeting.

The non-management directors of our Board meet in executive session several times during the year, generally at regularly scheduled meetings of the Board or as considered necessary or appropriate. A presiding director is chosen by the non-management directors to preside at each meeting and does not need to be the same director at each meeting.

Compensation of Non-Management Directors

2006 Non-Employee Director Compensation Table

						Change in
						Pension Value
						and
	Fees					Nonqualified
	Earned or				Non-Equity	Deferred
	Paid in	Stock	Option		Incentive Plan	Compensation	All Other
	Cash	Awards	Awards		Compensation	Earnings	Compensation	Total
Name	($)	($)	($)(1)		($)	($)	($)	($)

Robert E. Dean	70,250	—	21,948	(2)	—	—	—	92,198
Raymond C. Groth	65,250	—	21,948	(3)	—	—	—	87,198
Paul A. Philp	58,250	—	22,292	(4)	—	—	—	80,542
Robert H. Whitehead	60,250	—	21,948	(5)	—	—	—	82,198
Russell E. Zimmermann	66,250	—	21,948	(6)	—	—	—	88,198

(1)	Based on grant date fair value of options which vested in 2006 using the binomial lattice option pricing model under FAS 123R. See note 7 to the financial statements included in the Company’s Annual Report on Form 10-K, filed with the SEC for more information regarding the assumptions used to calculate grant date fair value.

(2)	Mr. Dean had 20,000 options outstanding as of December 31, 2006.

(3)	Mr. Groth had 20,000 options outstanding as of December 31, 2006.

(4)	Mr. Philp had 20,000 options outstanding as of December 31, 2006.

(5)	Mr. Whitehead had 20,000 options outstanding as of December 31, 2006.

(6)	Mr. Zimmermann had 20,000 options outstanding as of December 31, 2006.

Cash Compensation

Annual Retainer

In 2006, we paid an annual retainer of $40,000 to each independent director and $5,000 to each independent director who chaired a committee. We currently pay an annual retainer of $10,000 to each independent director who chairs the Audit, Compensation or Executive committees in light of the increased responsibility levels and preparation time required for these roles.

Attendance Fees

We pay a fee of $2,500 per meeting to each independent director who attends a Board meeting in person. Each independent director who chairs a committee receives $2,000 for each meeting of a committee of the Board attended in person. Finally, each independent director who serves on a committee receives $1,000 for each meeting of a committee of the Board attended in person. With respect to telephonic meetings, we pay compensation at one-half the amount of regular Board and committee meetings.

We also reimburse our independent directors for all out of pocket business expenses.

Equity-Based Compensation

Each independent director who joined the Board prior to the 2005 Annual Meeting of the Stockholders received a grant of an option to purchase 10,000 shares of Common Stock at an exercise price equal to the then-current fair market value upon becoming a member of the Board. Each independent director also received an annual grant of an option to purchase 10,000 shares of Common Stock of the Company at an exercise price equal to the then-current fair market value on the first business day following each annual meeting of the stockholders of the Company under the 2004 Stock Option Plan. Each option vests cumulatively at a rate of 33.33% on each of the first three anniversaries of the date of the grant. Upon re-election to the Board in 2006, all independent directors waived their annual grant of an option following the 2006 annual meeting. If the 2007 Stock Incentive Plan is approved by the stockholders, the automatic annual grant of an option to purchase 10,000 shares of Common Stock to the independent directors will be replaced by an automatic grant of 3,000 shares of Common Stock.

Compensation Discussion and Analysis

Introduction

This section provides information regarding the compensation program in place during 2006 for our principal executive officer, principal financial officer and the three most highly-compensated executive officers other than the principal executive officer and principal financial officer, or named executive officers. It includes information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provide.

Objectives of Our Compensation Program

Compensation Philosophy

The goal of the Company’s executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of stockholder value, while at the same time attracting, motivating and retaining key employees. To achieve this goal, the compensation of our named executive officers is linked to the Company’s financial performance and to individual performance and contributions to the Company’s success.

We focus on the following:

•	An emphasis on rewarding our executives with total compensation at competitive market levels for meeting or exceeding company performance targets, with actual total compensation falling above or below this target based on each executive’s experience, skills and individual performance as well as the performance of the applicable business unit and the Company as a whole;

•	An appropriate mix of short-term (salary and cash bonuses) and long-term compensation (equity based compensation) which facilitates retention of talented executives, balances short-term and long-term financial goals and behaviors within the Company, and encourages Company equity ownership; and

•	Recognition that as an executive’s level of responsibility increases a greater portion of the total compensation should be leveraged with stock and other performance incentives.

The primary components of the Company’s executive compensation program during 2006 were (a) base salaries and certain guaranteed cash bonuses for executives with employment agreements, (b) annual performance-based cash bonuses, and (c) long-term incentive opportunities in the form of equity-based compensation. Our executive compensation program is intended to provide our named executive officers with overall levels of compensation that are competitive within the insurance industry, as well as within a broader spectrum of companies of comparable size and complexity.

Our Compensation Committee reviews executive compensation arrangements at least annually in light of market competitiveness, and to assure the Company meets its objective of providing executive pay packages with appropriate short and long-term incentives.

We evaluate whether our compensation programs achieve their goals in a number of ways. First, we review whether our pay packages have achieved the result of retaining talented executives. Since our four most senior executive officers are employed pursuant to employment contracts, evaluation of these criteria is somewhat limited. Second, we evaluate our success in attracting new executives to our company. Since our initial public offering we have been successful in filling new positions as they are created. Third, we review our financial performance in relation to the compensation packages. We believe that levels of compensation are commensurate with the Company’s performance.

Benchmarking

While we did not employ a formal benchmarking process for 2006, we regularly monitor compensation programs of other insurance companies and expect that our compensation programs will be revised from time to time to be competitive within the insurance industry. In addition, Frederic W. Cook analyzed comparable insurance companies as part of their compensation recommendations for 2007.

Role of Executives in Establishing Compensation

For more information regarding the role of executives in establishing compensation, please see Corporate Governance Principles and Related Matters beginning on page 14.

The Elements of Our Compensation Program

In 2006, we primarily used three types of compensation in paying our executives.

Base Salaries.  The base salary for our Chief Executive Officer and that of three of the other four named executive officers is set by existing employment contracts. In setting base pay for named executive officers without employment agreements, and upon recommendation from the Company’s Chief Executive Officer, the Compensation Committee reviews the following quantitative and qualitative factors: company performance, the executive’s individual performance and scope of responsibility, competitive market pay information and practices, internal equity and other considerations. In connection with extending any existing employment contracts with any named executive officers or entering into new employment agreements, the Compensation Committee would likely use the same criteria in setting base salary.

Cash Bonuses.  Our discretionary 2006 bonus program was intended to reward the covered employees for their contribution to the overall success of the Company, as measured by the Company’s return on equity. Bonuses paid under the 2006 officer bonus program (“2006 Officer Bonus Program”) were determined by reference to the executive officer’s individual performance goals and his contribution to the Company’s performance. Each executive officer could achieve a specified percentage of his base salary (ranging from 50% to 100%), with the actual bonus level principally determined by the achievement of annual and quarterly return on equity targets set forth in the 2006 Officer Bonus Program. In establishing the annual and quarterly return on equity targets for 2006, the Compensation Committee considered both expected returns on equity for mature specialty insurance companies and expectations for the Company’s second full year of operations. Performance-based bonuses are expected to be paid only when the Company’s financial performance is likely to maintain or increase stockholder value. Corporate goals are agreed to by the Compensation Committee and Chief Executive Officer. The Compensation Committee reviews and approves annual performance goals for the Chief Executive Officer and other named executive officers. Annual performance goals serve both to motivate executives as well as to increase stockholder returns by focusing executive performance on the attainment of those annual goals identified as having a positive impact on the Company’s business results.

Long-term Incentives.  Stock-based compensation is also an important element of the Company’s compensation program. The Company’s 2004 Stock Option Plan was adopted and approved by the Board to allow the Company to grant options to purchase shares of the Company’s Common Stock. Our Compensation Committee determines in its sole discretion, subject to the terms and conditions of the option plan, the size of a particular award based upon its subjective assessment of an individual’s performance, responsibility and functions and how this performance may have contributed, or is expected to contribute to, the Company’s performance.

We believe awards pursuant to our option plan align the interests of management with those of the Company’s stockholders by emphasizing long-term stock ownership and increases in stockholder value. Management will be benefited under such plan only if the other stockholders of the Company also benefit. The purpose of the option plan is to encourage executives and others to acquire a larger proprietary interest in the Company, thereby further stimulating their active interest in the development and financial success of the Company. The number of awards that the Compensation Committee grants to named executive officers is based on individual performance and level of responsibility.

Each of our named executive officers was awarded stock options in connection with the Company’s initial public offering in 2004 or upon their hire if they joined the Company subsequent to the IPO. The Compensation Committee did not grant any equity awards under the 2004 Plan to the named executive officers in 2006.

During 2006 and early 2007, the Compensation Committee, with the assistance of Frederic W. Cook, initiated a comprehensive review of the Company’s compensation programs. Based upon such analysis, the Board has approved the 2007 Stock Incentive Plan and has recommended that the Company’s stockholders approve the 2007 Plan. The goal of the 2007 Plan is to give the Compensation Committee more flexibility in tying executive compensation to the creation of stockholder value.

Compensation Paid in 2006

Throughout 2006, the Compensation Committee reviewed the compensation being paid to the named executive officers, including the individual components of each person’s total pay package. The committee considered the contractual obligations owed to four of the named executive officers under existing employment agreements and the pay package currently paid to the fifth named executive officer, our General Counsel. The committee determined that aggregate compensation paid to each named executive officer was appropriate in light of the Company’s overall performance and the individual performance of each such officer. The committee recognized the efforts made by our senior management in continuing to increase revenue, to build the Company’s infrastructure, and to monitor underwriting, claims and expense discipline.

In 2006, Courtney Smith, our Chief Executive Officer, received a salary of $420,000 and a guaranteed bonus of $105,000 representing 25% of his base salary, which were the base salary and bonus required to be paid under his employment agreement. Mr. Smith also received $8,523 in the form of the Company’s contribution to his 401(k) plan.

In 2006, Peter Jokiel, our Chief Financial Officer, received a salary of $367,500 and a guaranteed bonus of $91,875 representing 25% of his base salary, which were the base salary and bonus required to be paid under his employment agreement. Mr. Jokiel also received $8,800 in the form of the Company’s contribution to his 401(k) plan.

In 2006, Gary Ferguson, our Chief Claims Officer, received a salary of $262,500 and a guaranteed bonus of $65,625 representing 25% of his base salary, which were the base salary and bonus required to be paid under his employment agreement. Mr. Ferguson also received $8,800 in the form of the Company’s contribution to his 401(k) plan.

In 2006, William Loder, our Chief Underwriting Officer, received a salary of $262,500 and a guaranteed bonus of $62,625 representing 25% of his base salary, which were the base salary and bonus required to be paid under his employment agreement. Mr. Loder also received $8,800 in the form of the Company’s contribution to his 401(k) plan and $135,000 for reimbursement of relocation expenses.

In 2006, Scott Goodreau, our General Counsel, received a salary of $262,500 and a performance-based bonus of $30,000. Mr. Goodreau also received $8,800 in the form of the Company’s contribution to his 401(k) plan and $5,000 for reimbursement for professional education.

Annual performance-based bonuses are the principal component of executive compensation tied most directly to specific, annual financial targets. Our named executive officers who were under employment agreements received their contractual guaranteed bonus in 2006. These executive officers did not receive a performance-based bonus for 2006 in excess of the guaranteed amount because the level of return on equity for 2006 of approximately 8% was not sufficient under the 2006 Officer Bonus Plan to permit the payment of incentive bonuses above the guaranteed amounts. As Mr. Goodreau does not have an employment agreement and was not granted a guaranteed bonus, he was paid a discretionary bonus of $30,000 based on the Company’s return on equity and his individual performance. The Compensation Committee did not grant any stock options to its named executive officers in 2006.

Post Termination Compensation

Our four named executive officers with employment agreements have post-termination provisions as part of those agreements.

Each employment agreement provides that in the event of termination by (1) us due to the executive’s death or disability or cause, or (2) by the executive other than for good reason, the executive will be entitled to receive: (a) base salary up to and including the effective date of termination, prorated on a daily basis; (b) payment for any accrued, unused vacation as of the effective date of termination; (c) in the event of termination due to the executive’s death or disability, any performance-based bonus previously earned but not paid; (d) a prorated amount of any guaranteed bonus, if termination occurs during the first three fiscal years after the commencement of the agreement; and (e) any other benefits (if any) payable upon the executive’s death or disability.

Further, each agreement provides that in the event of termination by (1) us other than due to the executive’s death or disability or cause, or (2) by the executive for good reason, the executive will be entitled to receive: a lump sum payment of an amount equal to 150% of the annual amount of the executive’s base salary calculated at the rate in effect at the date of such termination; (b) a lump sum payment of an amount equal to 50% of amount payable pursuant to clause (a) above; (c) any performance-based bonus previously earned but not paid; and (d) any payment for any accrued, unused vacation as of the date of termination.

Each employment agreement also provides that if employment is terminated by the executive other than for good reason, the executive has agreed not to compete with us through the date on which the employment would have otherwise ended. If the employment is terminated for cause, the executive has agreed not to compete with us through the longer of (1) one year following the termination of his employment with us, or (2) the period during which the term would have otherwise continued in effect. During such period, we will continue to pay the executive the base salary and any guaranteed bonus, if applicable. We, at our sole option, may choose to terminate such payments at any time during the restricted period, at which time the executive will no longer be subject to the non-competition restrictions. If the employment is terminated under any circumstances that result in any payments from us to the executive, each of the executives has agreed not to compete with us through the longer of (1) one year following the termination of his employment with us, (2) the period during which we continue to pay the base salary to the executive or (3) two years following the termination of his employment with us in case the termination is due to causes other than the executive’s death or disability, cause, good reason or change in control.

Notwithstanding the provisions described above, if the executive’s employment is terminated by us, other than due to the executive’s death or disability or cause, or by the executive for good reason, in either case, upon or within six months following a “change in control,” then, (1) all stock options, then held by the executive that were not previously exercised will become fully vested and exercisable; (2) any performance-based bonus previously earned but unpaid will become fully vested and will be paid as soon as practicable; and (3) the executive shall be entitled to receive a lump sum payment of an amount equal to three times the annual amount of the executive’s base salary calculated at the rate in effect at the date of such termination. Notwithstanding the preceding, if these benefits and payments, either alone of together with other benefits and payments that the executive has the right to receive either directly or indirectly from us or any of our affiliates, would constitute an excess parachute payment, or excess payment, under Section 280G of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, the executive hereby agrees that these benefits and payments will be reduced (but not below zero) by the amount necessary to prevent any such benefits and payments, to the executive from constituting an excess payment, as determined by our independent auditor.

In addition, our 2006 Officer Bonus Program provides for payment of any deferred portion of bonus to be paid if the executive officer is terminated for reasons of than “cause.”

“Cause” means that the executive: (1) has committed an act constituting a misdemeanor involving moral turpitude or a felony under the laws of the United States or any state or political subdivision thereof; (2) has committed an act constituting a breach of fiduciary duty, gross negligence or willful misconduct; (3) has engaged in conduct that violated our then-existing material internal policies or procedures and which is detrimental to the business, reputation, character or standing of us or any of our affiliates; (4) has committed an act of fraud, self dealing, conflict of interest, dishonesty or misrepresentation; or (5) after written notice by us and a reasonable opportunity to cure, has materially breached his obligations as set forth in his employment agreement.

“Good Reason” will apply if the executive sends us written notice setting forth the alleged good reason and after a 60-day cure period there continues to be: (1) a material adverse change in the executive’s title, position or responsibilities; and/or (2) a material breach by us of any material provision of the employment agreement.

“Change in Control” is defined as:

•	any person or group of persons acting in concert (other than any person who, prior to our initial public offering, is a holder of our voting securities) that holds or becomes entitled to more than 50% of the combined voting power of our outstanding voting securities;

•	our Board approves our merger or consolidation with any other corporation, other than a merger or consolidation that would result in all or substantially all of the holders of our voting securities immediately prior thereto continuing to hold at least 50% of the combined voting power of our outstanding voting securities or the surviving entity immediately after such merger or consolidation; or

•	our Board approves a plan of our complete liquidation or an agreement for the sale or disposition by us of all or substantially all of our assets, other than any such sale or disposition where all or substantially all of the holders of our voting securities immediately prior thereto continue to hold at least 50% of the combined voting power of the outstanding voting securities of the acquiror or transferee entity immediately after such sale or disposition.

Stock Ownership/Retention Guidelines

We recently adopted stock ownership guidelines for our executive officers and non-employee directors. The guidelines are intended to further align the interests and actions of the executive officers and non-employee directors with the interests of the Company’s stockholders. The Chief Executive Officer and Chief Financial Officer are expected to hold common stock in a minimum amount of either (a) fifty percent of the number of shares that constitute future annual grants of equity awards, net of applicable taxes, or (b) within five years of such date or the date of his or her first appointment as such executive officer, an amount of shares with a market value equal to two times his or her base salary. All other executive officers are expected to hold common stock in a minimum amount of either (a) fifty percent of the number of shares that constitute future annual grants of equity awards, net of applicable taxes, or (b) within five years of such date or the date of his or her first appointment as an executive officer, an amount of shares with a market value equal to one times his or her base salary. Non-employee directors are expected to hold either (a) fifty percent the number of shares that constitute grants of future annual grants of equity awards, net of applicable taxes, or (b) within five years of such date or his or her first appointment as a director, an amount of shares with a market value equal to two times his or her annual retainer.

Policy Regarding Recovery of Certain Payments and Awards

The Company believes that it is in the best interests of its stockholders to have a policy regarding recovery of awards and payments made to executive officer under certain circumstances. In general, those circumstances would involve certain types of misconduct or in connection with certain restatements of our financial statements. Therefore, it is our policy that, subject to applicable law, the Company should attempt to recover from any executive officer some or all of any bonus, incentive payment, equity award or other compensation that had been awarded or received by such executive officer if the Board, or a committee thereof, determines that such compensation was based on any financial results or operating metrics that were satisfied as a result of such executive officer’s knowing or intentional fraudulent or illegal conduct. In determining whether to recover a payment or award, and whether such recovery should be in whole or in part, the Board, or a committee thereof, shall take into account such considerations as it deems appropriate, including whether the assertion of a claim may violate applicable law or prejudice the interests of the Company in any related proceeding or investigation. The Board, or a committee thereof, shall have sole discretion in determining whether an executive officer’s conduct has or has not met any particular standard of conduct under law or Company policy.

In addition, following a restatement of the Company’s financial statements, the Company shall recover any compensation received by the Company’s Chief Executive Officer and Chief Financial Officer that is required to be recovered by Section 304 of the Sarbanes-Oxley Act of 2002.

Impact of Regulatory Requirements on Compensation

In formulating and implementing its compensation policies, the Company continually reviews the actual or potential effects of governmental and other regulation, weighing the costs and benefits of a particular form of compensation in light of such regulation. For example, during 2006 we adopted FAS 123R whereby we recognize compensation expense for stock options. Our existing 2004 Stock Option Plan only provides for the granting of stock options. We are recommending that our stockholders approve a new equity incentive plan, the 2007 Stock Incentive Plan, at our 2007 annual meeting. If adopted, we believe this more comprehensive plan will provide us with additional forms of long term equity incentives, some of which may allow for different amounts and timing of expense to the Company.

The Internal Revenue Code of 1986, as amended, prohibits publicly held corporations such as the Company from deducting compensation in excess of $1,000,000 per individual, other than performance-based compensation. Based on the current levels of compensation of our executive officers, we have not been affected by this restriction. Our Compensation Committee continually evaluates maximizing the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate our executive officers.

The Compensation Committee continues to monitor the implementation of the rules and regulations pursuant to Section 409A of the Internal Revenue Code, which, among other things, could cause certain types of deferred payments to be subject to additional taxes and penalties. While the Company believes that its current employment arrangements and agreements do not give rise to any negative consequences under Section 409A, it is the Company’s current intention to structure any new employment arrangements or agreement, or if need be amend existing employment arrangements or agreements, to reduce or eliminate any adverse effects of Section 409A.

Summary Compensation Table

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Name and Principal Position	Year	($)	($)	($)	($)(1)	($)	($)	($)		($)

Courtney C. Smith	2006	420,000	105,000	—	309,417	—	—	8,523	(2)	842,940
President and Chief
Executive Officer
Peter E. Jokiel	2006	367,500	91,875	—	221,478	—	—	8,800	(2)	689,653
Executive Vice President
and Chief Financial
Officer
Gary J. Ferguson	2006	262,500	65,625	—	89,163	—	—	8,800	(2)	426,088
Senior Vice President and
Chief Claims Officer
William S. Loder	2006	262,500	65,625	—	105,716	—	—	143,800	(3)	577,641
Senior Vice President and ,
Chief Underwriting Officer
Scott W. Goodreau	2006	262,500	30,000	—	43,793	—	—	13,800	(4)	350,093
Vice President, General
Counsel, Administration &
Corporate Relations

(1)	Based on grant date fair value of options which vested in 2006 using the binomial lattice option pricing model under FAS 123R. See note 7 to the financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC for more information regarding the assumptions used to calculate grant date fair value.

(2)	Reflects the Company’s matching contributions to the employees’ 401(k) plan.

(3)	Includes $135,000 in relocation expenses, as well as the Company’s matching contributions to the employee’s 401(k) plan.

(4)	Includes the Company’s matching contributions to the employee’s 401(k) plan as well as reimbursement for professional education.

Narrative to Summary Compensation Table

Base Salary

During 2006, the Chief Executive Officer and the other named executive officers, excluding our General Counsel, were employed pursuant to employment agreements with our company. Each employment agreement set forth, among other things, the minimum base salary, guaranteed cash bonus and ability to participate in our benefit plans and equity awards. The employment agreements continue until December 31, 2007 and will automatically renew for successive one-year periods unless terminated by written notice to that effect not less than three months prior to the expiration date.

The base salaries for these executive officers for 2006 were: Mr. Smith, $420,000; Mr. Jokiel, $367,500; Mr. Ferguson, $262,500; Mr. Loder $262,500; and Mr. Goodreau, $262,500. Each salary represented a 5% increase over the previous year’s base salary.

Bonus

On June 12, 2006, the Company adopted its 2006 Officer Bonus Program, pursuant to which officers may be eligible for discretionary cash bonuses. The 2006 Officer Bonus Program is intended to reward the covered employees for their contribution to the overall success of the Company, as measured by the Company’s return on equity. It is intended that bonuses paid under the Officer Bonus Program, if any, would be determined by reference to an individual’s performance goals, his or her contribution to the Company’s performance and a percentage of base salary associated with quarterly and annual return on equity targets set forth in the 2006 Officer Bonus Program.

The employment agreement with each executive officer with such a contract provides for a bonus of up to 100% of such person’s base salary for each year (the “Contract Bonus”). Pursuant to those employment contracts, a portion of the Contract Bonus, 25% of base salary, must be paid if such person is employed by the Company as of the end of the applicable year. For 2006, those amounts were: Mr. Smith, $105,000; Mr. Jokiel, $91,875; Mr. Ferguson. $65,625; and Mr. Loder, $65,625. The remaining potential bonus, up to 75% percent of such person’s base salary, is discretionary and, if paid, would be paid pursuant to the 2006 Officer Bonus Program (“Discretionary Bonuses”). Any Discretionary Bonus would be payable as soon as practicable following the end of the fiscal year. Discretionary Bonuses may be forfeited upon involuntary termination for cause, or certain voluntary terminations, as provided by the terms of the respective employment agreements. Based on the Company’s performance in 2006, no discretionary bonuses were awarded to the four named executive officers with employment agreements.

The other named executive officer, Mr. Goodreau, was eligible to receive a discretionary bonus of up to 50% of base salary and, if paid, would be paid pursuant to the 2006 Officer Bonus Program. A portion of that bonus, up to 25% of base salary, would be payable as soon as practicable following the end of the fiscal year. Any amount over 25% of base salary would be deferred until 2010. Any deferred portion of any bonus may be forfeited upon voluntary termination or involuntary termination for cause. Mr. Goodreau was paid a discretionary bonus of $30,000.

Awards

For 2006, the Compensation Committee did not award any stock option grants pursuant to its 2004 Stock Option Plan. Additionally, none of the named executive officers exercised any of their outstanding options in 2006.

Under the 2004 Plan, individual awards may take the form of incentive stock options, or non-qualified stock options. The maximum number of shares of Common Stock that may be issued under the 2004 Plan may not exceed 850,000 shares. The maximum number of shares of Common Stock that may be the subject of options granted to any individual during any calendar year shall not exceed 500,000. Shares of Common Stock subject to awards which have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards. In addition, the 2004 Plan provides that on the first business day following each annual meeting of stockholders (and on the date on which a non-employee director first becomes a member of our Board, if appointed before the first annual meeting of the stockholders), each non-employee director will receive an automatic option grant to purchase 10,000 shares of Common Stock. The 2004 Plan provides that the term of any option may not exceed ten years.

The 2004 Plan will remain in effect until April 27, 2014 unless the Board terminates it. An increase in the number of shares issuable under the plan or a change in the class of persons to whom options may be granted may be made by the Board or the Compensation Committee, but is subject to the approval of the stockholders within one year of such amendment. The 2004 Plan may be amended by the Board without the consent of the stockholders.

As of December 31, 2006, options to purchase 742,466 shares have been granted under the 2004 Plan.

Salary and Bonus in Proportion to Total Compensation

Our named executive officers on average receive approximately 67% of their total compensation in the form of base salary and cash based bonuses. As noted in the Compensation Discussion and Analysis, we believe that a substantial portion of each named executive officers compensation should be in the form of equity awards. The objectives of our compensation program and overall compensation philosophy are described in greater detail in the Compensation Discussion and Analysis for a beginning on page 21.

Outstanding Equity Awards at Fiscal Year End

	Option Awards				Stock Awards
Equity
Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
			Equity					Awards:	Payout
			Incentive					Number of	Value of
			Plan					Unearned	Unearned
			Awards:			Number of	Market	Shares,	Shares,
	Number of	Number of	Number of			Shares or	Value of	Units or	Units or
	Securities	Securities	Securities			Units of	Shares or	Other	Other
	Underlying	Underlying	Underlying			Stock	Units of	Rights	Rights
	Unexercised	Unexercised	Unexercised	Option	Option	That Have	Stock That	That Have	that Have
	Options	Options	Unearned	Exercise	Expiration	Not	Have Not	Not	Not
Name	Exercisable(#)	Unexercisable(#)	Options(#)	Price($)	Date	Vested(#)	Vested(#)	Vested($)	Vested($)

Courtney C. Smith	126,667	63,333	—	9.50	11/17/2014	—	—	—	—
President and
Chief Executive Officer(1)
Peter E. Jokiel	90,667	45,333	—	9.50	11/17/2014	—	—	—	—
Executive Vice President and
Chief Financial Officer(1)
William S. Loder	42,667	21,333	—	9.50	11/17/2014	—	—	—	—
Senior Vice President and,
Chief Underwriting Officer(1)
Gary J. Ferguson	42,667	21,333	—	9.50	11/17/2014	—	—	—	—
Senior Vice President and
Chief Claims Officer(1)
Scott W. Goodreau	20,000	10,000	—	9.50	11/17/2014	—	—	—	—
Senior Vice President, General
Counsel, Administration
and Corporate Relations(1)

(1)	Each of these options were granted on 11/17/2004 and vest in equal annual installments over the three-year period following the date of grant.

Potential Payments Upon Termination or Change in Control

In the event of termination by (1) us due to the executive’s death or disability or cause, or (2) by the executive other than for good reason, as of December 31, 2006, each of the named executive officers under employment agreement would receive a lump sum payment of the following: Courtney C. Smith, $15,346; Peter E. Jokiel, $14,135, William S. Loder, $8,582; and Gary J. Ferguson, $5,048. This amount does not include any performance-based bonus previously earned but not paid, as the Company did not pay performance-based bonuses to its named executive officers under employment agreements in 2006.

In the event of termination by (1) us other than due to the executive’s death or disability or cause, or (2) by the executive for good reason, as of December 31, 2006, each of the named executive officers under employment agreements would receive a lump sum payment of the following: Courtney C. Smith, $960,346; Peter E. Jokiel, $841,010; Gary J, Ferguson, $595,673; and William S. Loder, $599,207.

Finally, if the executive’s employment is terminated by us, other than due to the executive’s death or disability or cause, or by the executive for good reason, in either case, upon or within six months following a “change in control,” then, as of December 31, 2006, each of the named executive officers under employment agreements would receive a lump sum payment of the following: Courtney C. Smith, $1,260,000; Peter E. Jokiel, $1,102,500; Gary J. Ferguson, $787,500; and William S. Loder, $787,500. This amount does not include any performance-based bonus earned but unpaid, as the Company did not pay a performance-based bonus to its named executive officers under employment agreements in 2006. In addition, this amount does not include the value of stock options which would immediately vest and become exercisable as of

December 31, 2006 using its intrinsic value, as this amount would be $0 for Messrs. Smith, Jokiel, Ferguson and Loder.

For more information regarding the applicable provisions within the employment agreements, please see Post Termination Compensation in the Compensation Discussion and Analysis beginning on page 24.

Stockholder Communications with Directors

Our stockholders who wish to communicate with the Board or any individual director can write to:

Scott Goodreau
Senior Vice President, General Counsel,
Administration & Corporate Relations
Specialty Underwriters’ Alliance, Inc.
222 South Riverside Plaza
Chicago, Illinois 60606

Your letter should indicate that you are a stockholder of the Company. Depending on the subject matter of your inquiry, management will:

•	forward the communication to the director or directors to whom it is addressed;

•	attempt to handle the inquiry directly, as might be the case if you request information about the Company or it is a stockholder related matter; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each Board meeting, a member of management will present a summary of all communications received since the last meeting that were not forwarded and make those communications available to any requesting director.

Stockholder Return Performance Presentation

The following line graph sets forth for the period of November 23, 2004 through December 31, 2006, a comparison of the percentage change in the cumulative total stockholder return on the Company’s Common Stock compared to the cumulative total return of the Standard & Poor’s (“S&P”) 500 Stock Index and the S&P 500 Property & Casualty Insurance Index.

The graph assumes that the shares of the Company’s Common Stock were bought at the price of $100 per share and that the value of the investment in each of the Company’s Common Stock and the indices was $100 at the beginning of the period. The graph further assumes the reinvestment of dividends when paid.

Security Ownership of Certain Beneficial Owners and Management

The following table provides information as of March 19, 2007, with respect to ownership of Common Stock by (i) each beneficial owner of five percent or more of the Company’s Common Stock known to the Company, (ii) each of the Company’s most highly compensated executive officers in fiscal 2006, (iii) each director of the Company and (iv) all directors and executive officers as a group. Except as otherwise noted, each person named below has sole investment and voting power with respect to the securities shown. Also, unless otherwise indicated, the business address for each person below is 222 South Riverside Plaza, Chicago, Illinois 60606.

	Number of Shares		Percent
Name and Address	Beneficially Owned		of Stock

Wells Fargo & Company	1,583,200	(1)	10.78%
420 Montgomery Street
San Francisco, CA 94105
Bares Capital Management	1,260,787	(2)	8.59%
221 W. 6th Street, Suite 1225
Austin, TX 78701
FMR Corp.	1,156,232	(3)	7.88%
82 Devonshire Street
Boston, MA 02109
Dreman Value Management, LLC	907,900	(4)	6.18%
520 East Cooper Avenue, Suite 230-4
Aspen, CO 81611
Courtney Smith	151,148	(5)	1.03%
Peter E. Jokiel	148,809	(6)	1.01%
William S. Loder	65,272	(7)	*
Gary J. Ferguson	63,507	(8)	*
Scott W. Goodreau	27,300	(9)	*
Robert E. Dean	15,833	(10)	*
Raymond C. Groth	14,333	(11)	*
Robert H. Whitehead	15,333	(12)	*
Russell E. Zimmermann	14,333	(13)	*
Paul A. Philp	14,833	(14)	*
All executive officers and directors as a group	586,545	(15)	3.99%

(1)	This information is based upon a Schedule 13G filing with the SEC dated February 9, 2007 made by Wells Fargo & Company setting forth information as of December 31, 2006 and includes shares held by Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC, both registered investment advisors, and Wells Fargo Bank, National Association.

(2)	This information is based upon a Schedule 13G filing with the SEC dated February 14, 2007 made by Bares Capital Management, Inc. setting forth information as of December 31, 2006.

(3)	This information is based upon a Schedule 13G filing with the SEC dated February 14, 2007 made by FMR Corp., setting forth information as of December 31, 2006. According to such filing, wholly-owned subsidiaries or affiliates of FMR Corp., or the Fidelity Funds, including a registered investment advisor, own these shares. FMR Corp. does not have the power to vote or direct the voting of shares owned by the Fidelity Funds, which power resides with Fidelity Funds Board of Trustees.

(4)	This information is based upon a Schedule 13G filing with the SEC dated February 10, 2006 made by Dreman Value Management, LLC, setting forth information as of December 31, 2005.

(5)	Courtney C. Smith is our President, Chief Executive Officer, and director. Includes 126,667 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 2, 2007.

(6)	Peter E. Jokiel is our Executive Vice President, Chief Financial Officer, and director. Includes 90,667 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 2, 2007.

(7)	William S. Loder is our Senior Vice President and Chief Underwriting Officer. Includes 42,667 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 2, 2007.

(8)	Gary J. Ferguson is our Senior Vice President and Chief Claims Officer. Includes 42,667 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 2, 2007.

(9)	Scott W. Goodreau is our Senior Vice President, General Counsel, Administration & Corporate Relations. Includes 20,000 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 2, 2007.

(10)	Robert E. Dean is a director. Includes 2,500 shares held in living trust as to which Mr. Dean has shared voting and dispositive power with his wife. Also includes 13,333 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 2, 2007.

(11)	Raymond C. Groth is a director. Includes 13,333 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 2, 2007.

(12)	Robert H. Whitehead is a director. Includes 13,333 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 2, 2007.

(13)	Russell E. Zimmermann is a director. Includes 13,333 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 2, 2007.

(14)	Paul A. Philp is a director. Includes 13,333 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 2, 2007.

(15)	The total shares beneficially owned includes 422,267 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 2, 2007. The only executive officers of the Company included in this total but not otherwise shown on this table are Barry G. Cordeiro, Senior Vice President and Chief Information Officer, Scott K. Charbonneau, Vice President and Chief Actuary and Daniel J. Rohan, Vice President and Controller. Mr. Cordeiro beneficially owned 27,910 shares, which includes 10,000 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 2, 2007. Mr. Charbonneau beneficially owned 18,333 shares, which includes 13,333 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 2, 2007. Mr. Rohan beneficially owned 9,600 shares, which represents shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 2, 2007.

Equity Compensation Plan Information

The table below contains information about the Company’s compensation plans as of December 31, 2006 under which equity securities of the Company are authorized for issuance.

Number of Securities
Remaining Available for
Future Issuance under
	Number of Securities to be	Weighted-Average Exercise	Equity Compensation
	Issued upon Exercise of	Price of Outstanding	Plans (Excluding
	Outstanding Options,	Options, Warrants and	Securities Reflected in
Plan Category	Warrants and Rights(#) (a)	Rights($) (b)	Column (a)(#)) (c)

Equity compensation plans approved by security holders(1)	742,466	$9.32	105,867
Equity compensation plans not approved by security holders	—	—	—

Total	742,466	$9.32	105,867

(1)	Indicates stock options which remain outstanding under the 2004 Plan. Although no future issuances will be made under the 2004 Plan if the 2007 Plan is approved, these remaining outstanding stock options will continue to be exercisable in accordance with their terms.

Certain Relationships and Related Transactions

We have adopted written policies and procedures with respect to the approval of related person transactions. Pursuant to this policy, subject to certain exceptions, the Nominating and Corporate Governance Committee of our Board of Directors must approve any interested transaction between the Company and any related person (as defined in Item 404 of Regulation S-K). Our policy defines an “interested transaction” as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

•	the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year,

•	the Company is a participant, and

•	any related person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).

In determining whether to approve an interested transaction, the Nominating and Corporate Governance Committee takes into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. If an interested transaction will be ongoing, the Nominating and Corporate Governance Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related person. Thereafter, the Nominating and Corporate Governance Committee, on at least an annual basis, reviews and assesses ongoing relationships with the related person to see that they are in compliance with the those guidelines and that the interested transaction remains appropriate.

Our policy deems the following types of transactions to be pre-approved by the Nominating and Corporate Governance Committee:

•	employment agreements with executive officers that meet certain criteria,

•	director compensation that meet certain criteria,

•	any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $50,000, or 2 percent of that company’s total annual revenues,

•	transactions where all shareholders receive proportional benefits, and

•	transactions involving competitive bids.

In addition, our policy requires that our General Counsel institute and maintain specific procedures, including but not limited to the use of questionnaires, to ensure that the Company maintains records of related persons and interested transactions so that all related person interested transactions that are required to be disclosed in our filings with the Securities and Exchange Commission are disclosed in accordance with all applicable laws, rules and regulations.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company believes that during 2006 its officers, directors and holders of more than 10% of its Common Stock complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934. In making this disclosure, the Company has relied solely on written representations of its directors, officers and holders of more than 10% of the Company’s Common Stock and on copies of reports that have been filed with the Securities and Exchange Commission.

OTHER BUSINESS

At the date of this Proxy Statement, the only business which the Board intends to present or knows that others will present at the Meeting is that hereinabove set forth. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their judgment.

Courtney C. Smith
Chairman of the Board

Dated: April 2, 2007

Your vote is important. Please sign, date and return your proxy card so that a quorum may be represented at the meeting.

Appendix A

2007 STOCK INCENTIVE PLAN
OF
SPECIALTY UNDERWRITERS’ ALLIANCE, INC.

1. Purpose.  The purpose of this Stock Incentive Plan is to advance the interests of the Corporation by encouraging and enabling the acquisition of a larger personal proprietary interest in the Corporation by directors, employees, consultants and independent contractors who are employed by, or perform services for, the Corporation and its Subsidiaries upon whose judgment and keen interest the Corporation is largely dependent for the successful conduct of its operations. It is anticipated that the acquisition of such proprietary interests in the Corporation and such incentives will stimulate the efforts of such directors, employees, consultants and independent contractors on behalf of the Corporation and its Subsidiaries and strengthen their desire to remain with the Corporation and its Subsidiaries. It is also expected that such incentives and the opportunity to acquire such a proprietary interest will enable the Corporation and its Subsidiaries to attract desirable personnel, directors and other service providers.

2. Definitions.  When used in this Plan, unless the context otherwise requires:

a. “Alternative Rights” shall have the meaning as set forth in Section 8 hereof.

b. “Board of Directors” shall mean the Board of Directors of the Corporation, as constituted at any time.

c. “Cause” shall mean, with respect to the holder of an Incentive Award, the following: (i) if the holder has an employment agreement in effect with the Corporation or a Subsidiary which contains a definition of cause, then the definition of the term “Cause” for purposes of the Plan shall be as defined in such employment agreement, or (ii) if the holder does not have an employment agreement in effect with the Corporation or a Subsidiary which contains a definition of cause, then “Cause” for purposes of the Plan shall mean that the holder: (A) has committed an act constituting a misdemeanor involving moral turpitude or a felony under the laws of the United States or any state or political subdivision thereof; (B) has committed an act constituting a breach of fiduciary duty, gross negligence or willful misconduct; (C) has engaged in conduct that violated the then existing material internal policies or procedures of the Corporation or a Subsidiary and which is detrimental to the business, reputation, character or standing of the Corporation or any of its Subsidiaries; (D) has committed an act of fraud, self dealing, conflict of interest, dishonesty or misrepresentation; or (E) after written notice by the Corporation or a Subsidiary and a reasonable opportunity to cure, has materially breached the duties of the holder’s employment or service with the Corporation or such Subsidiary.

d. “Change in Control” shall mean any of the following events: (i) the consummation of a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in all or substantially all of the holders of the Corporation’s voting securities immediately prior thereto continuing to hold at least 50% of the combined voting power of the outstanding voting securities of the Corporation or of the surviving entity immediately after such merger or consolidation, or (ii) a complete liquidation of the Corporation or the consummation of the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets or stock, other than any such sale or disposition where all or substantially all of the holders of the Corporation’s voting securities immediately prior thereto continue to hold at least 50% of the combined voting power of the outstanding voting securities of the acquiror or transferee entity immediately after such sale or disposition.

e. “Code” shall mean the Internal Revenue Code of 1986, as amended.

f. “Committee” shall mean the Committee hereinafter described in Section 3 hereof.

g. “Corporation” shall mean Specialty Underwriters’ Alliance, Inc.

h. “Deferred Stock Award” shall mean an Incentive Award granted in accordance with Section 14 hereof.

i. “Disability” shall mean, with respect to the holder of an Incentive Award, the following: (i) if the holder has an employment agreement in effect with the Corporation or a Subsidiary which contains a definition of disability, then the definition of the term “Disability” for purposes of the Plan shall be as defined in such employment agreement, or (ii) if the holder does not have an employment agreement in effect which contains a definition of disability, then “Disability” for purposes of the Plan shall be as defined in Section 22(e)(3) of the Code.

j. “Eligible Persons” shall mean those persons described in Section 4 who are potential recipients of Incentive Awards.

k. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

l. “Fair Market Value” on a specified date shall mean the closing price at which one Share is traded on the stock exchange, if any, on which Shares are primarily traded or, if the Shares are not then traded on a stock exchange, the last sale price or average of the bid and asked closing prices at which one Share is traded on the over-the-counter market, as reported on the National Association of Security Dealers Automated Quotation System, but if no Shares were traded on such date, then on the last previous date on which a Share was so traded, or, if none of the above are applicable, the value of a Share as established by the Board of Directors or the Committee for such date using any reasonable method of valuation.

m. “Incentive Award” shall mean an Option, Right, Restricted Stock Award or Deferred Stock Award granted pursuant to this Plan.

n. “Options” shall mean the stock options granted pursuant to this Plan.

o. “Plan” shall mean this 2007 Stock Incentive Plan of Specialty Underwriters’ Alliance, Inc., as adopted by the Board of Directors on March 31, 2007, as such Plan from time to time may be amended.

p. “President” shall mean the person who at the time shall be the President of the Corporation.

q. “Restricted Shares” shall mean the Shares issued as a result of a Restricted Stock Award.

r. “Restricted Stock Award” shall mean a grant of Restricted Shares or of the right to purchase Restricted Shares pursuant to Sections 12 and 13 hereof.

s. “Rights” shall mean Alternative Rights and/or Stock Appreciation Rights granted pursuant to the Plan.

t. “Share” shall mean a share of common stock of the Corporation.

u. “Spread” shall mean the excess of the Fair Market Value of a Share on the date of exercise of a Right over the exercise price per Share of such Right.

v. “Stock Appreciation Rights” shall have the meaning as set forth in Section 8 hereof.

w. “Subsidiary” shall mean any corporation, limited liability corporation, partnership or limited partnership, 50% or more of whose stock having general voting power, membership interests, or capital or profits interests, as the case may be, is owned by the Corporation, or by another Subsidiary as herein defined, of the Corporation; provided, however, that for purposes of an Option that is an incentive stock option to be granted to an employee of a Subsidiary, the term “Subsidiary” shall mean a subsidiary corporation as defined in Section 424(f) of the Code.

3. Administration.  The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”), which shall consist of two or more directors of the Corporation, each of whom shall be a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Code. The members of the Committee shall be selected by the Board of Directors. Any member of the Committee may resign by giving written notice thereof to the Board of Directors, and any member of the Committee may be removed at any time, with or without cause, by the Board of Directors. If, for any reason, a member of the Committee shall cease to serve, the vacancy shall be filled by the Board of Directors. The Committee shall establish such rules and procedures as are necessary or advisable to administer the Plan. No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder, except for liability arising from his own willful misfeasance, gross negligence or reckless disregard of his duties. The Corporation hereby agrees to indemnify each member of the Committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering this Plan or in authorizing or denying authorization of any transaction hereunder.

4. Participants.  The class of persons who are potential recipients of Incentive Awards granted under this Plan shall consist of (i) directors of the Corporation or a Subsidiary, (ii) employees of the Corporation or a Subsidiary, and (iii) consultants and independent contractors used by the Corporation or a Subsidiary, in each case as determined by the Committee in its sole discretion. The parties to whom Incentive Awards are granted under this Plan, and the number of Shares subject to each such Incentive Award, shall be determined by the Committee in its sole discretion, subject, however, to the terms and conditions of this Plan.

5. Shares.  Subject to the provisions of Section 18 hereof, the Committee may grant Incentive Awards with respect to an aggregate of up to 800,000 Shares, all of which Shares may be either Shares held in treasury or authorized but unissued Shares, provided, however, that the foregoing limitation shall not apply to Alternative Rights but shall apply to any Option with respect to which the Alternative Rights are granted. In addition, if any outstanding unexercised option that was granted under the 2004 Stock Option Plan of Specialty Underwriters’ Alliance, Inc. shall expire, be cancelled or terminate for any reason without having been exercised in full, the unpurchased Shares subject thereto shall be available for Incentive Awards under this Plan, up to an aggregate of 742,466 additional Shares. The maximum number of Shares which may be the subject of Options and Rights granted during any calendar year to any individual shall not exceed 500,000 Shares. If the Shares that would be issued or transferred pursuant to any Incentive Awards are not issued or transferred and cease to be issuable or transferable for any reason, or if Restricted Shares which are subject to a Restricted Stock Award are forfeited, the number of Shares subject to such Incentive Award will no longer be charged against the limitation provided for herein and may again be made subject to Incentive Awards; provided, however, that Shares as to which an Option has been surrendered in connection with the exercise of an Alternative Right shall not again be available for the grant of any further Incentive Awards. If any portion of a Stock Appreciation Right expires or is forfeited for any reason prior to being exercised, the number of Shares subject to the unexercised portion of such Stock Appreciation Right will no longer be charged against the limitation provided for herein and may again be made subject to Incentive Awards. Notwithstanding the preceding, with respect to any Option and/or Rights granted to any individual who is a “covered employee” within the meaning of Section 162(m) of the Code that is canceled, the number of shares subject to such Option and/or Rights shall continue to count against the maximum number of shares which may be the subject of Options and Rights granted to such individual during the applicable calendar year. For purposes of the preceding sentence, if, after grant, the exercise price of an Option and/or the base amount of any Rights is reduced, such reduction shall be treated as a cancellation of such Option and/or Rights and the grant of a new Option and/or Rights (if any), and both the cancellation of the Option and/or Rights and the new Option and/or Rights shall reduce the maximum number of Shares for which Options and Rights may be granted to the holder of such Option and/or Rights during the applicable calendar year. In the event Shares are withheld by the Corporation to satisfy income or other tax withholding obligations with respect to any Incentive Award, the Shares withheld for this purpose shall reduce the maximum number of Shares for which Options and/or Rights may be granted to the holder of such Option and/or Rights and shall be charged against the limitations in this Section 5.

6. Grant of Options.  The number of Options to be granted to any Eligible Person shall be determined by the Committee in its sole discretion.

At the time an Option is granted, the Committee may, in its sole discretion, designate whether such Option (a) is to be considered as an incentive stock option within the meaning of Section 422 of the Code, or (b) is not to be treated as an incentive stock option for purposes of this Plan and the Code. Options with respect to which no designation is made by the Committee shall be deemed to be incentive stock options to the extent that the $100,000 limitation described in the succeeding paragraph is satisfied. No Option which is intended to qualify as an incentive stock option shall be granted under this Plan to any person who, at the time of such grant, is not an employee of the Corporation or a Subsidiary.

Notwithstanding any other provision of this Plan to the contrary, to the extent that the aggregate Fair Market Value (determined as of the date an Option is granted) of the Shares with respect to which Options which are designated as incentive stock options, and any other incentive stock options, granted to an employee (under this Plan, or any other incentive stock option plan maintained by the Corporation or any Subsidiary that meets the requirements of Section 422 of the Code) first become exercisable in any calendar year exceeds $100,000, such Options shall be treated as Options which are not incentive stock options. This paragraph shall be applied by taking Options into account in the order in which they are granted.

Nothing herein contained shall be construed to prohibit the issuance of Options at different times to the same person.

An Option shall be evidenced by an agreement executed on behalf of the Corporation and by the Eligible Person to whom an Option is granted. The Option agreement shall be in such form as may be determined by the Committee from time to time, and need not be identical with respect to each grantee.

7. Option Purchase Price.  The price per Share of the Shares to be purchased pursuant to the exercise of any Option shall be fixed by the Committee at the time of grant; provided, however, that such purchase price shall, in accordance with Section 409A of the Code, not be less than 100% of the Fair Market Value of a Share on the date of grant of the Option.

8. Grant of Rights.  The Committee, in its sole discretion, shall have the authority to grant Rights to any Eligible Person, which may be granted separately, or in connection with an Option at the time of the grant of an Option. Any Rights granted in connection with an Option (“Alternative Rights”) shall be granted with respect to the same number of Shares as are covered by the Option, subject to adjustment pursuant to the provisions of Section 18 hereof, and may be exercised as an alternative to the exercise of the related Option.

Alternative Rights granted in connection with an Option shall entitle the holder thereof to receive Shares from the Corporation, determined as hereinafter provided, only if and to the extent that the related Option is exercisable, by surrendering the Option with respect to the number of Shares as to which such Rights are then exercised. Such Option, to the extent surrendered, shall be deemed exercised for purposes of the limitations under Section 5. Upon any exercise of Alternative Rights, the holder thereof shall be entitled to receive a number of Shares (rounded down to the next whole number of Shares) equal to (i) the product obtained by multiplying (A) the Spread by (B) the number of Shares in respect of which the Rights shall have then been so exercised, divided by (ii) the Fair Market Value of a Share on the date of exercise.

Upon the exercise of Rights granted without relationship to an Option (“Stock Appreciation Rights”), the holder thereof shall be entitled to receive a number of Shares (rounded down to the next whole number of Shares) equal to (i) the product obtained by multiplying (A) the Spread by (B) the number of Shares in respect of which the Stock Appreciation Rights shall have then been so exercised, divided by (ii) the Fair Market Value of a Share on the date of exercise.

Notwithstanding the foregoing, in the sole discretion of the Committee, upon any exercise of Rights, payment may be made in the form of cash equal to the Fair Market Value of the Shares that would otherwise be issued. In addition, the Committee, in its sole discretion, may limit the amount payable (whether in the form of Shares or cash) upon the exercise of Rights. Any such limitation on the amount payable shall be determined as of the date of grant and noted in the Rights agreement evidencing the grant of the Rights.

Rights shall be evidenced by an agreement executed on behalf of the Corporation and by the Eligible Person to whom the Rights are granted. Each Rights agreement shall set forth the number of Shares subject to the Rights being granted, the exercise price per Share thereof, and such other terms and conditions as determined by the Committee at the time of grant; provided, however, that (i) the exercise price per Share of Alternative Rights shall be equal to the purchase price per Share of the Option related thereto, and (ii) the exercise price per Share of any Rights shall, in accordance with Section 409A of the Code, not be less than 100% of the Fair Market Value of a Share on the date of grant of such Rights. The form of agreement shall be as determined from time to time by the Committee, and need not be identical with respect to each grantee.

9. Duration of Options and Rights.  The duration of any Option or Right granted under this Plan shall be fixed by the Committee at the time of grant; provided, however, that no Option or Right shall remain in effect for a period of more than ten (10) years from the date upon which it is granted.

The duration of any Alternative Rights granted in connection with any Option shall be coterminous with the duration of the related Option.

10. Ten Percent Shareholders.  Notwithstanding any other provision of this Plan to the contrary, no Option which is intended to qualify as an incentive stock option may be granted under this Plan to any employee who, at the time the Option is granted, owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation, unless the exercise price under such Option is at least 110% of the Fair Market Value of a Share on the date such Option is granted and the duration of such Option is no more than five (5) years.

11. Exercise of Options and Rights.  Except as otherwise provided herein or in the holder’s employment agreement (if any) with the Corporation or a Subsidiary, Options and Rights shall become vested and exercisable by the holder as determined by the Committee in its sole discretion at the time of grant and as set forth in the applicable Option and/or Rights agreement (such vesting may be based on continued employment or service, or upon the achievement of pre-established corporate or individual performance objectives, or otherwise, including any combination thereof).

Notwithstanding the foregoing, all or any part of any remaining unexercised Options and/or Rights granted to any Eligible Person shall become fully vested in the following circumstances: (a) upon the Disability or death of the holder; (b) in the event of a termination of the holder’s employment or service with the Corporation or a Subsidiary by the Corporation other than due to death, Disability or Cause upon or within six months following a Change in Control; or (c) upon the occurrence of such special circumstance or event as in the opinion of the Committee merits special consideration. The exercise of such Options and/or Rights is subject to Section 17 hereof where applicable in connection with a termination of employment or service, and in no event may any such Options or Rights be exercised after the term of the Option or Rights has expired.

An Option shall be exercised by the delivery of a written notice duly signed by the holder thereof to such effect, together with the Option agreement (and, in the case of the exercise of an Option with respect to which Alternative Rights were granted in relation thereto, the related Rights agreement) and the full purchase price of the Shares purchased pursuant to the exercise of the Option, to the Chairman of the Board of Directors or an officer of the Corporation appointed by the Chairman of the Board of Directors for the purpose of receiving the same. Payment of the full purchase price shall be made as follows: in cash or by check payable to the order of the Corporation; by delivery to the Corporation of Shares which shall be valued at their Fair Market Value on the date of exercise of the Option (provided, that a holder may not use any Shares to pay the purchase price unless the holder has beneficially owned such Shares for at least six (6) months); by a cashless exercise method through a registered broker-dealer; by delivery of Shares otherwise issuable in connection with such exercise of the Option, which Shares shall be valued at their Fair Market Value on the date of exercise of the Option (provided that this method shall not be available at any time when inclusion of this method would cause any Option to be treated as a variable award for accounting purposes); or by such other methods as the Committee may permit from time to time.

Within a reasonable time after the exercise of an Option, the Corporation shall cause to be delivered to the person entitled thereto, a certificate for the Shares purchased pursuant to the exercise of the Option. If the Option shall have been exercised with respect to less than all of the Shares subject to the Option, the Corporation shall also cause to be delivered to the person entitled thereto a new Option agreement in replacement of the agreement surrendered at the time of the exercise of the Option, indicating the number of Shares with respect to which the Option remains available for exercise, or the original Option agreement shall be endorsed to give effect to the partial exercise thereof. The Committee may permit deemed or constructive transfers of Shares in lieu of actual transfer and physical delivery of certificates.

Upon the exercise of an Option with respect to which Alternative Rights were also granted in relation thereto, the number of Shares subject to exercise under the related Alternative Rights shall also be reduced by the number of Shares for which the related Option was exercised. If the Option shall have been exercised with respect to less than all of the Shares subject thereto, the Corporation shall also cause to be delivered to the person entitled thereto a new Option agreement and a new Rights agreement in replacement of the Option and Rights agreements surrendered at the time of the partial exercise of the Option, with respect to the difference between the number of Shares under the Option agreement (and the Rights agreement) immediately before the exercise of the Option and the number of Shares with respect to which the Option was so exercised, or the original Option agreement and the original Rights agreement shall be endorsed to give effect to the partial exercise (and surrender) thereof.

Alternative Rights or Stock Appreciation Rights shall be exercised by the delivery of a duly signed notice in writing to such effect, together with the Rights agreement. Holders of Alternative Rights shall also surrender the related Option agreement. Within a reasonable time thereafter, the Corporation shall cause to be delivered to the person entitled thereto, a certificate for the number of Shares (or, in the sole discretion of the Committee the amount of cash) determined in accordance with Section 8 hereof. Upon the exercise of Alternative Rights, the number of Shares subject to exercise under the related Option or portion thereof shall be reduced by the number of Shares represented by the Option or portion thereof surrendered. If the Rights shall have been exercised with respect to less than all of the Shares subject thereto, the Corporation shall also cause to be delivered to the person entitled thereto a Rights agreement (and an Option agreement, in the case of Alternative Rights) with respect to the difference between the number of Shares under the Rights agreement (and related Option agreement, if any) surrendered at the time of the exercise of the Rights and the number of Shares with respect to which the Rights were so exercised, or the original Rights agreement (and related Option agreement, if any) shall be endorsed to give effect to the partial exercise (and surrender) thereof.

Notwithstanding any other provision of the Plan or of any Option or Rights agreement, no Option or Rights granted pursuant to the Plan may be exercised at any time when the Option or Rights or the granting or exercise thereof violates any law or governmental order or regulation.

12. Terms and Conditions of Restricted Stock Awards.  The Committee shall have the authority to grant to any Eligible Person a Restricted Stock Award, subject to the following terms and conditions:

a. All Restricted Shares granted to or purchased by an Eligible Person pursuant to the Plan shall be subject to the following conditions:

i. Except as otherwise provided in the holder’s employment agreement (if any) with the Corporation or a Subsidiary, the Restricted Shares shall be subject to such transfer restrictions and risk of forfeiture as the Committee shall determine at the time the Restricted Stock Award is granted, until such specific conditions are met (which conditions may be based on continued employment or service, or achievement of pre-established corporate or individual performance objectives, or otherwise, including any combination thereof), and such restrictions shall lapse, and the Restricted Shares subject to a Restricted Stock Award shall vest, as determined by the Committee in its sole discretion at the time of grant and as set forth in the applicable Restricted Stock Award agreement.

ii. The Restricted Shares may not be sold, transferred, or otherwise alienated or hypothecated until the restrictions are satisfied, removed or expire.

iii. Each certificate representing Restricted Shares issued pursuant to a Restricted Stock Award under this Plan shall bear a legend making appropriate reference to the restrictions imposed.

iv. The Committee may impose such other conditions as it may deem advisable on any Restricted Shares granted to or purchased by an Eligible Person pursuant to a Restricted Stock

Award under this Plan, including, without limitation, restrictions under the requirements of any stock exchange upon which such Shares or shares of the same class are then listed, and under any securities law applicable to such Shares.

v. Notwithstanding the foregoing, all vesting conditions to which a Restricted Stock Award is subject shall lapse in the following circumstances: (a) upon the Disability or death of the holder; (b) in the event of a termination of the holder’s employment or service with the Corporation or a Subsidiary by the Corporation other than due to death, Disability or Cause upon or within six months following a Change in Control; or (c) upon the occurrence of such special circumstance or event as in the opinion of the Committee merits special consideration.

b. Notwithstanding any other provision of the Plan to the contrary, except as hereinafter provided in this Section 12(b), each director of the Corporation who is not also an employee of the Corporation shall, automatically and without any action by the Committee, be granted a Restricted Stock Award with respect to 3,000 Shares (for no purchase price) on each of the following dates: the first business day following each annual meeting of the stockholders of the Corporation in the year in which the Plan is approved by stockholders and in each year thereafter that the Plan is in effect and while such director is a member of the Board of Directors; provided, however, that with respect to any such director who first becomes a member of the Board of Directors after the annual meeting of the stockholders at which the Plan is approved, the earliest grant date shall be the first business day following the earliest annual meeting of the stockholders of the Corporation which occurs at least six months after the date on which such director becomes a member of the Board of Directors. The Shares subject to each such Restricted Stock Award shall be fully vested as of the date of grant. Notwithstanding the foregoing, with respect to such Restricted Stock Awards to be granted after the year in which the Plan is approved by stockholders of the Corporation, each such director may irrevocably elect in writing, on or before the last day of the year preceding the year in which a Restricted Stock Award otherwise would be granted, to be granted a Deferred Stock Award in lieu of such Restricted Stock Award. Any such Deferred Stock Award shall be with respect to 3,000 Shares, shall be fully vested as of the date of grant, and shall have a deferral period which expires on the earlier of the director’s separation from service as a member of the Board of Directors, or a change in control event (within the meaning of Section 409A of the Code) while the director is serving as a member of the Board of Directors. Such Deferred Stock Award shall also include dividend equivalent rights which shall entitle the director to receive, at the expiration of the deferral period, an amount equal to the cash dividends that would otherwise have been payable during the deferral period with respect to the number of Shares subject thereto, as if such number of Shares had been issued and outstanding.

c. Prior to the satisfaction, expiration or lapse of all of the restrictions and conditions imposed upon Restricted Shares, a stock certificate or certificates representing such Restricted Shares shall be registered in the holder’s name but shall be retained by the Corporation for the holder’s account. The holder shall have the right to vote such Restricted Shares and shall have all other rights and privileges of a beneficial and record owner with respect thereto, including, without limitation, the right to receive dividends, distributions and adjustments with respect thereto; provided, however, that such dividends, distributions and adjustments shall be retained by the Corporation for the holder’s account and for delivery to the holder, together with the stock certificate or certificates representing such Restricted Shares, as and when said restrictions and conditions shall have been satisfied, expired or lapsed.

d. A Restricted Stock Award shall be evidenced by an agreement executed on behalf of the Corporation and by the Eligible Person to whom the Restricted Stock Award is granted. The form of Restricted Stock Award agreement shall be determined from time to time by the Committee, and need not be identical with respect to each grantee.

13. Restricted Stock Purchase Price.  Except as otherwise provided in the holder’s employment agreement (if any) with the Corporation or a Subsidiary, the purchase price per Share for Restricted Shares to be purchased pursuant to Restricted Stock Awards shall be fixed by the Committee at the time of the grant of the Restricted Stock Award and shall be set forth in the applicable Restricted Stock Award agreement;

provided, however, that such purchase price shall not be less than the par value of such Shares if necessary for such Shares to be considered fully paid and non-assessable Shares. Payment of such purchase price shall be made in cash or by check payable to the order of the Corporation, or by such other method as the Committee may permit.

14. Deferred Stock Awards.  The Committee shall have the authority to grant to any Eligible Person a Deferred Stock Award, subject to the following terms and conditions:

a. Delivery of, and the issuance of certificates representing, Shares issuable pursuant to a Deferred Stock Award shall occur upon vesting, or at the expiration of the deferral period after vesting or earlier specified times after vesting, as specified by the Committee at the time of grant and as set forth in the applicable Deferred Stock Award agreement.

b. Deferred Stock Awards shall be subject to such restrictions as the Committee may impose, in its sole discretion at the time of grant and as set forth in the applicable Deferred Stock Award agreement. Such restrictions may lapse based on vesting conditions requiring continued employment or service, vesting conditions requiring the achievement of pre-established corporate or individual performance objectives, at the expiration of a specified deferral period after vesting or at earlier specified times after vesting, separately or in combination, in installments, or otherwise, including any combination thereof; provided, however, that any provision based on the expiration of a specified deferral period or at earlier specified times shall be consistent with the requirements of Section 409A of the Code.

c. Deferred Stock Awards may, in the discretion of the Committee and as determined at the time of grant, include dividend equivalent rights entitling the holder to receive an amount equal to all or a portion of the cash dividends that would otherwise be payable with respect to the number of Shares subject to the Deferred Stock Award, as if such number of Shares were issued and outstanding, which amount shall be paid either on a current basis, at the time of vesting, or at the expiration of the deferral period, as determined by the Committee at the time of grant and as set forth in the applicable Deferred Stock Award agreement.

d. Notwithstanding the foregoing, all vesting conditions to which a Deferred Stock Award is subject shall lapse in the following circumstances: (a) upon the Disability or death of the holder; (b) in the event of a termination of the holder’s employment or service with the Corporation or a Subsidiary by the Corporation other than due to death, Disability or Cause upon or within six months following a Change in Control; or (c) upon the occurrence of such special circumstance or event as in the opinion of the Committee merits special consideration.

e. A Deferred Stock Award shall be evidenced by an agreement executed on behalf of the Corporation and by the Eligible Person to whom the Deferred Stock Award is granted. The form of Deferred Stock Award agreement shall be determined from time to time by the Committee, and need not be identical with respect to each grantee.

15. Consideration for Incentive Awards.  The Corporation shall obtain such consideration for the grant of an Incentive Award as the Committee in its discretion may determine.

16. Restrictions on Transferability of Incentive Awards.  Incentive Awards and all other rights thereunder shall be non-transferable and non-assignable by the holder thereof except to the extent that the estate of a deceased holder of an Incentive Award may be permitted to exercise them. Options and Rights may be exercised or surrendered during the holder’s lifetime only by the holder thereof. Notwithstanding the foregoing, the Committee may, in its discretion, authorize a transfer of all or a portion of any Option, other than an Option which is intended to qualify as an incentive stock option, by the initial holder to (i) the spouse, children, stepchildren, grandchildren or other family members of the initial holder (“Family Members”), (ii) a trust or trusts for the exclusive benefit of such Family Members, (iii) a corporation or partnership in which such Family Members and the initial holder are the only shareholders or partners, or (iv) such other persons or entities which the Committee may permit; provided, however, that subsequent transfers of such Options shall be prohibited except by will or the laws of descent and distribution. Any transfer of such an Option shall be subject to such terms and conditions as the Committee shall approve, including that such Option shall continue to be subject to the terms and conditions of the Option and of the Plan as amended from time to time. The events of termination of employment or service under Section 17 shall continue to be applied with respect to the initial holder, following which a transferred Option shall be exercisable by the transferee only to the extent and for the periods specified under Section 17. An Option which is intended to qualify as an incentive stock option shall not be transferable otherwise than by will or by the laws of descent and distribution and shall be exercisable during the holder’s lifetime only by the holder thereof.

17. Termination of Employment or Service.

a. Except as otherwise provided herein, in the holder’s employment agreement (if any) with the Corporation or a Subsidiary, or in the applicable Option and/or Rights agreement, all or any part of any Option and/or Rights, to the extent unexercised, shall terminate immediately upon the cessation or termination for any reason of the holder’s employment or service with the Corporation or any Subsidiary, provided that (except as otherwise provided herein, in the holder’s employment agreement (if any) with the Corporation or a Subsidiary, or in the applicable Option and/or Rights agreement) the holder shall have three months following the cessation of the holder’s employment or service with the Corporation or its Subsidiaries, and no longer, within which to exercise any unexercised Option and/or Rights that such holder could have exercised on the day on which such employment or service terminated; and provided, further, that such exercise must be accomplished prior to the expiration of the term of such Option and/or Rights. Notwithstanding the foregoing, if the cessation of employment or service is due to Disability or to death, the holder or the representative of the Estate or the heirs of a deceased holder shall have the privilege of exercising the Options and/or Rights which are unexercised at the time of such Disability or death; provided, however, that such exercise must be accomplished prior to the expiration of the term of such Option and/or Rights and (except as otherwise provided in the holder’s employment agreement (if any) with the Corporation or a Subsidiary, or in the applicable Option and/or Rights agreement) within six months of the holder’s Disability or death, as the case may be. The Committee may, in its sole discretion, at the time of grant and as set forth in an agreement for an Option or Rights, extend the post-termination exercise period under this Section 17 with respect to any Option or Rights, but in no event beyond the expiration of the term of such Option or Rights and in no event may the exercise period contradict the terms of the holder’s employment agreement (if any) with the Corporation or a Subsidiary. Notwithstanding the foregoing, and except as otherwise provided in the holder’s employment agreement (if any) with the Corporation or a Subsidiary, if the employment or service of any holder of an Option and/or Rights with the Corporation or a Subsidiary shall be terminated for Cause, all unexercised Options and/or Rights of such holder shall terminate immediately upon such termination of the holder’s employment or service with the Corporation and all Subsidiaries, and a holder of Options and/or Rights whose employment or service with the Corporation and all Subsidiaries is so terminated, shall have no right after such termination to exercise any unexercised Option and/or Rights he might have exercised prior to the termination of his employment or service with the Corporation and all Subsidiaries.

b. Except as otherwise provided in the holder’s employment agreement (if any) with the Corporation or a Subsidiary, the Committee shall determine in its sole discretion at the time of grant of a Restricted Stock Award or a Deferred Stock Award, the affect, if any, that a termination of the holder’s employment or service with the Corporation or any Subsidiary shall have on such Incentive Award, and such terms shall be set forth in the applicable Incentive Award agreement. Notwithstanding the foregoing, and except as otherwise provided in the holder’s employment agreement (if any) with the Corporation or a Subsidiary, if the employment or service of any holder of a Restricted Stock Award or a Deferred Stock Award with the Corporation or a Subsidiary shall be terminated for Cause, then (i) all Restricted Shares subject to restrictions at the time his employment terminates (and any dividends, distributions and adjustments retained by the Corporation with respect thereto), and (ii) any Shares subject to a Deferred Stock Award with respect to which the deferral period has not expired (and any dividend equivalent amounts not previously paid pursuant to any dividend equivalent rights), shall be forfeited and any consideration received therefor from the holder shall be returned to the holder.

18. Adjustment Provision.  If, prior to the complete exercise of any Option and/or Rights, or prior to the satisfaction, expiration or lapse of all of the restrictions and conditions imposed pursuant to a Restricted Stock Award or Deferred Stock Award, there shall be declared and paid a stock dividend upon the Shares of shares of the Corporation’s capital stock or if the Shares shall be split up, converted, exchanged, reclassified, or in any way substituted for:

a. in the case of an Option, then the Option, to the extent that it has not been exercised, shall entitle the holder thereof upon the future exercise of the Option to such number and kind of securities or cash or other property subject to the terms of the Option to which he would have been entitled had he actually owned the Shares subject to the unexercised portion of the Option at the time of the occurrence of such stock dividend, split-up, conversion, exchange, reclassification or substitution, and the aggregate purchase price upon the future exercise of the Option shall be the same as if the originally optioned Shares were being purchased thereunder; provided, however, that such adjustment shall be made in accordance with the requirements of Section 424 of the Code which would apply to an incentive stock option;

b. in the case of an Alternative Right, then the number of Shares subject to the Alternative Right, to the extent that it has not been exercised, shall be adjusted to equal the number of Shares to which the holder would have been entitled had he actually owned the Shares subject to the unexercised portion of the Alternative Right at the time of the occurrence of such stock dividend, split-up, conversion, exchange, reclassification or substitution, and the aggregate exercise price shall proportionately be adjusted so that the aggregate exercise price of such Alternative Right immediately prior to such an event shall be equal to the aggregate exercise price of the adjusted Alternative Right immediately following the occurrence of such event; provided, however, that such adjustment shall be made in accordance with the requirements of Section 424 of the Code which would apply to an incentive stock option;

c. in the case of a Stock Appreciation Right, then the number of Shares subject to the Stock Appreciation Right, to the extent that it has not been exercised, shall be adjusted to equal the number of Shares to which the holder would have been entitled had he actually owned the Shares subject to the unexercised portion of the Stock Appreciation Right at the time of the occurrence of such stock dividend, split-up, conversion, exchange, reclassification or substitution, and the aggregate exercise price shall proportionately be adjusted so that the aggregate exercise price of such Stock Appreciation Right immediately prior to such an event shall be equal to the aggregate exercise price of the adjusted Stock Appreciation Right immediately following the occurrence of such event; provided, however, that such adjustment shall be made in accordance with the requirements of Section 424 of the Code which would apply to an incentive stock option;

d. in the case of a Restricted Share issued pursuant to a Restricted Stock Award, the holder of such Restricted Stock Award shall receive, subject to the same restrictions and other conditions of such Restricted Stock Award as determined pursuant to the provisions of Section 12, the same securities or other property as are received by the holders of the Corporation’s Shares pursuant to such stock dividend, split-up, conversion, exchange, reclassification or substitution; and

e. in the case of a Deferred Stock Award, the holder shall receive, at such time as would otherwise apply under such Deferred Stock Award, such number and kind of securities or cash or other property to which he would have been entitled had he actually owned the Shares subject to the Deferred Stock Award at the time of the occurrence of such stock dividend, split-up, conversion, exchange, reclassification or substitution.

With respect to any Incentive Awards other than Rights, any fractional shares or securities issuable as a result of such adjustment shall be payable in cash based upon the Fair Market Value of such shares or securities at the time such shares or securities would have otherwise been issued. With respect to any Rights, any fractional shares or securities issuable as a result of such adjustment shall be rounded down to the nearest whole number of Shares. If any such event should occur, the number of Shares with respect to which Incentive Awards remain to be issued, or with respect to which Incentive Awards may be reissued, shall be adjusted in a similar manner.

Notwithstanding any other provision of the Plan, in the event of a recapitalization, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or outstanding shares, the Committee, in its sole discretion, may make such adjustments to the number of Shares and the class of shares available hereunder or to any outstanding Incentive Awards as shall be necessary to prevent dilution or enlargement of rights (provided that with respect to Options and Rights any such adjustment shall be made in accordance with the requirements of Section 424 of the Code applicable to incentive stock options), and/or make provision for the payment of cash (or other property if received as consideration) in cancellation of any outstanding Incentive Award.

19. Issuance of Shares and Compliance with Securities Act.  The Corporation may postpone the issuance and delivery of Shares pursuant to the grant or exercise of any Incentive Award until (a) the admission of such Shares to listing on the principal securities exchange or securities trading market on which Shares of the Corporation of the same class are then listed or approved for trading, and (b) the completion of such registration or other qualification of such Shares under any State or Federal law, rule or regulation as the Corporation shall determine to be necessary or advisable. Any holder of an Incentive Award shall make such representations and furnish such information as may, in the opinion of counsel for the Corporation, be appropriate to permit the Corporation, in the light of the then existence or non-existence with respect to such Shares of an effective Registration Statement under the Securities Act of 1933, as from time to time amended (the “Securities Act”), to issue the Shares in compliance with the provisions of the Securities Act or any comparable act. The Corporation shall have the right, in its sole discretion, to legend any Shares which may be issued pursuant to the grant or exercise of any Incentive Award, or may issue stop transfer orders in respect thereof.

20. Income Tax Withholding.  If the Corporation or a Subsidiary shall be required to withhold any amounts by reason of any Federal, State, local or foreign tax rules or regulations in respect of any Incentive Award, the Corporation or the Subsidiary shall be entitled to take such action as it deems appropriate in order to ensure compliance with such withholding requirements. In order to facilitate payment by the holder of an Incentive Award of his withholding obligations with respect to the Incentive Award, the Corporation or Subsidiary may, at its election, (a) deduct from any cash payment otherwise due to the holder, the appropriate withholding amount, (b) require the holder to pay to the Corporation or Subsidiary in cash the appropriate withholding amount, (c) permit the holder to elect to have the Corporation withhold a portion of the Shares otherwise to be delivered with respect to such Incentive Award, the Fair Market Value of which is equal to the minimum statutory withholding amount, or (d) permit the holder to elect to deliver to the Corporation Shares already owned by the holder for at least six (6) months, the Fair Market Value of which is equal to the appropriate withholding amount; provided, however, that if Shares are to be withheld by the Corporation for purposes of satisfying such withholding obligations, the number of Shares withheld shall be calculated using the minimum statutory withholding rates.

21. Amendment of the Plan.  Except as hereinafter provided, the Board of Directors or the Committee may at any time withdraw or from time to time amend the Plan as it relates to, and the terms and conditions of, any Incentive Awards not theretofore granted, and the Board of Directors or the Committee may at any time withdraw or from time to time amend the Plan as it relates to, and the terms and conditions of, any outstanding Incentive Award, provided that any amendment of an outstanding Incentive Award that would adversely affect the rights of the holder thereof shall not be effected without the holder’s consent; and provided, further, that the Board of Directors or the Committee may amend the Plan and any outstanding Incentive Award without the consent of the affected holder of the Incentive Award, in such manner and to such extent as is deemed appropriate by the Board of Directors or the Committee in connection with any requirements of the tax laws, rules or regulations which affect an Incentive Award (including Section 409A of the Code and any guidance promulgated thereunder) and which are not consistent with the purpose and intended tax treatment of the Plan and the Incentive Awards granted hereunder in the absence of such amendment. Notwithstanding the foregoing, any amendment of the Plan by the Board of Directors or the Committee which would increase the number of Shares issuable under the Plan or to any individual or change the class of Eligible Persons, shall be subject to the approval of the stockholders of the Corporation within one year of such amendment.

22. No Right of Employment or Service.  Nothing contained herein or in an Incentive Award agreement shall be construed to confer on any employee or director any right to be continued in the employ of the Corporation or any Subsidiary or as a director of the Corporation, or derogate from any right of the

Corporation and any Subsidiary to retire, request the resignation of, or discharge such employee or director (without or with pay), at any time, with or without Cause.

23. Effective Date of the Plan.  This Plan is conditioned upon its approval by the stockholders of the Corporation on or before April 30, 2008 and shall become effective on the date of such approval.

24. Final Grant Date.  No Incentive Award shall be granted under the Plan after May 1, 2017.

IN WITNESS WHEREOF, the Corporation has caused these presents to be executed by its duly authorized officer as of March 31, 2007.

SPECIALTY UNDERWRITERS’ ALLIANCE, INC.

By:	/s/ Courtney C. Smith
Name: Courtney C. Smith

Title:	President and Chief Executive Officer

SPECIALTY UNDERWRITERS’ ALLIANCE, INC.
2007 ANNUAL MEETING OF STOCKHOLDERS — MAY 1, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder of Specialty Underwriters’ Alliance, Inc., a Delaware corporation, hereby appoints Courtney C. Smith, Peter E. Jokiel, and Scott W. Goodreau and each of them the proxies of the undersigned with full power of substitution to vote at the Annual Meeting of Stockholders of the Company to be held at 9:00 a.m. CST on May 1, 2007, and at any adjournment or adjournments thereof (the “Meeting”), with all the power which the undersigned would have if personally present, hereby revoking any proxy heretofore given. The undersigned hereby acknowledges receipt of the proxy statement for the Meeting and instructs the proxies to vote as directed on the reverse side.
(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
SPECIALTY UNDERWRITERS’ ALLIANCE, INC.
MAY 1, 2007
PLEASE DATE, SIGN AND MAIL
YOUR PROXY CARD IN THE
ENVELOPE PROVIDED AS SOON AS POSSIBLE.
- Please detach along perforated line and mail in the envelope provided. -

THE BOARD OF DIRECTOS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND
“FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK
YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

1.	To elect 7 nominees for Directors:
NOMINEES:
[ ]	FOR ALL NOMINEES	( )	Courtney C. Smith
		( )	Peter E. Jokiel
[ ]	WITHHOLD AUTHORITY	( )	Robert E. Dean
	FOR ALL NOMINEES	( )	Raymond C. Groth
		( )	Paul A. Philp
		( )	Robert H. Whitehead
		( )	Russell E. Zimmermann
[ ]	FOR ALL EXCEPT
(see instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as show here. (X)

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				[ ]
		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2007.	[ ]	[ ]	[ ]

3.	To approve the Company’s 2007 Stock Incentive Plan.	[ ]	[ ]	[ ]

4.	With discretionary authority upon such other matters as may properly come before the Meeting
THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED, IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES SET FORTH HEREIN, FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007, FOR THE APPROVAL OF THE COMPANY’S 2007 STOCK INCENTIVE PLAN, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
MARK HERE IF YOU PLAN TO ATTEND THE MEETING [     ]

Signature of Stockholder	Date:

Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.